UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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CBIZ, INC.

6801 Brecksville Rd., Door N,

Independence, Ohio 44131

March 28, 2023

Dear Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of CBIZ, Inc., which will be held on Wednesday, May 10, 2023, at 8:00 a.m. EDT, at 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please vote by proxy as soon as possible. You may vote by proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card.

If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the opportunity to visit with you at the meeting.

Very truly yours,
CBIZ, INC.

Rick L. Burdick, Chairman of the Board

CBIZ, INC.

6801 Brecksville Rd., Door N,

Independence, Ohio 44131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 10, 2023

TO THE SHAREHOLDERS OF CBIZ, INC.:

The Annual Meeting of Shareholders of CBIZ, Inc. will be held on Wednesday, May 10, 2023, at 8:00 a.m. EDT, at 6801 Brecksville Rd., Door N, Independence, Ohio 44131, for the following purposes:

1. To elect three of a class of three Directors, who are named in the proxy statement, to the Board of Directors of CBIZ, Inc. with terms expiring at the Annual Meeting in 2026;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm;

3. To conduct an advisory vote to approve named executive officer compensation;

4.To conduct an advisory vote on the frequency of an advisory vote on compensation;

5.To adopt an amendment to the 2019 CBIZ, Inc. Omnibus Incentive Plan; and

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record on March 16, 2023, will be entitled to notice of, and to vote at, the meeting.

We are furnishing proxy materials to our shareholders using the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish proxy materials over the Internet. As a result, on or about March 28, 2023, we are mailing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to many of our shareholders instead of a paper copy of the accompanying proxy statement. The E-Proxy Notice contains instructions on how to access our proxy statement over the Internet and how to execute a proxy. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including this proxy statement and a form of proxy card. All shareholders who do not receive an E-Proxy Notice, including the shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail, which paper copies will be mailed on or about March 28, 2023, unless these shareholders have previously requested delivery of proxy materials electronically. If you received your proxy materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to this proxy statement on the Internet.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to submit a proxy as soon as possible so that your shares may be represented and voted. You may submit your proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

Independence, Ohio March 28, 2023	By Order of the Board of Directors, Michael W. Gleespen, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 10, 2023:

The proxy statement and annual report to security holders are available at www.envisionreports.com/cbiz.

PLEASE SUBMIT YOUR VOTE BY PROXY

AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 10, 2023, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. You may submit a proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. The Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) or, in some cases, this proxy statement and the accompanying proxy card, and Notice of Special Meeting of Shareholders were first mailed on or about March 28, 2023.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the Annual Meeting in the manner specified therein. Any proxy may be revoked by the person giving it at any time prior to being voted at the meeting, by submitting a subsequently signed and dated proxy in person, by mail, or otherwise voting via the Internet or by telephone by the deadlines noted on the proxy card.

Directors Rick L. Burdick and Gina D. France are designated as proxy holders in the proxy card. If no instructions are specified in a proxy submitted to CBIZ, they will vote for the election as directors of Richard T. Marabito, Benaree Pratt Wiley, and Rodney A. Young and, who have been nominated by the Board of Directors (the “Board of Directors” or the “Board”). They will vote for the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, in favor of the Company’s named executive officer compensation, in favor of holding an annual advisory vote on the compensation of the Company’s named executive officers, and in favor of the adoption of the proposed amendment to the 2019 CBIZ, Inc. Omnibus Incentive Plan. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 16, 2023 as the record date (the “Record Date”) for determining shareholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, CBIZ had 50,457,271 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of the Company’s common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on Proposal No. 1, election of directors, or Proposal No. 3, an advisory vote to approve named executive officer compensation, or Proposal No. 4, an advisory vote on the frequency of an advisory vote on named executive officer compensation, or Proposal No. 5, the adoption of the proposed amendment to the 2019 CBIZ, Inc. Omnibus Incentive Plan, although they may vote their clients’ shares on Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

The proposals regarding ratification of the selection of the Company’s independent registered accounting firm, the advisory vote to approve named executive officer compensation, the advisory vote on the frequency of an advisory vote on named executive officer compensation, the adoption of the proposed amendment to the 2019 CBIZ, Inc. Omnibus Incentive Plan, and the election of each of the director nominees require the affirmative vote of a majority of the votes present and entitled to vote on the matter. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for these matters.

ELECTION OF DIRECTORS

Proposal No. 1

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of shareholders. The Board of Directors currently consists of eleven members, with four members’ terms expiring at this Annual Meeting. The four members with terms expiring at the 2023 Annual Meeting are Joseph S. DiMartino, Sherrill W. Hudson, Richard T. Marabito and Rodney A. Young. Messrs. DiMartino and Hudson recently gave notice that they are retiring from the Board of Directors at the end of their current term and do not intend to stand for reelection. In response to this notice, the Board of Directors expects to reduce the number of directors of CBIZ, Inc. to nine following the retirement of Messrs. DiMartino and Hudson immediately prior to the 2023 Annual Meeting.

Messrs. Marabito and Young have been nominated for election by the Nominating and Governance Committee. If elected at the Annual Meeting, the nominees will serve until the 2026 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

In an effort to rebalance the classes of directors over the next two years, the Nominating and Governance Committee has also nominated Director Benaree Pratt Wiley to stand for election as part of the class serving until 2026. Mrs. Wiley has agreed to do so, and if elected, has expressed the intention to resign her membership in her current class of directors whose term expires at the Annual Meeting of Shareholders in 2025. It is expected that one of the class of directors whose term will end the Annual Meeting of Shareholders in 2024 will sit for election as part of the class of 2025 to again rebalance the Board classes so that each class will have a total of three members.

All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named as proxy holders to whom you have granted your proxy will vote for the election of another person as may be nominated by the Board of Directors. The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” approval of the Directors Standing for Election listed below.

Directors Standing for Election

Name	Age	Director Since	Expiration of Proposed Term
Richard T. Marabito	59	2021	2026
Rodney A. Young	67	2023	2026
Benaree Pratt Wiley*	76	2008	2026

*

Mrs. Wiley, whose term expires at the Annual Meeting of Shareholders in 2025, agreed to being nominated for election as a director whose term expires at the 2023 Annual Meeting in order to rebalance our Board and will resign as a director with a term expiring at the Annual Meeting of Shareholders in 2025 contingent on her election as a director with a term expiring at the Annual Meeting of Shareholders in 2026. If she is not reelected, she will continue her current term through 2025.

Directors Whose Terms Continue

Name	Age	Director Since	Expiration of Current Term
Rick L. Burdick	71	1997	2025
Michael H. DeGroote	62	2006	2024
Gina D. France	64	2015	2024
Jerome P. Grisko, Jr.	61	2015	2025
A. Haag Sherman	57	2020	2024
Todd J. Slotkin	69	2003	2024

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Standing Committees of the Board of Directors,” on page 21 of this proxy statement, and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes, or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes, or skills possessed by each Director. Rather, the Company has attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

Nominees For Directors

Richard T. Marabito has served as a Director of CBIZ since August 2021, when he was appointed as an independent director. Mr. Marabito is Chief Executive Officer of Olympic Steel (Nasdaq, Zeus), a national metals service center headquartered in Cleveland, Ohio that focuses on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. Mr. Marabito became CEO in 2019 after serving as the Chief Financial Officer. He joined the company in 1994 as Corporate Controller. He is also the Chairman of the Metal Services Center Institute and served on the Board of Directors and as Audit Committee Chairman for Hawk Corporation from 2008 until the company’s sale in November 2010. Mr. Marabito has served on numerous non-profit boards over the course of his career including as Chair of the Northeast Ohio Regional Board for the Make-A-Wish Foundation, and as Trustee at the University of Mount Union.

Mr. Marabito’s experience as a public company CEO, past CFO, director, and audit committee member provides the Company with a great depth of corporate governance and operational expertise. His experience as a CPA, corporate treasurer, and controller bolsters his qualifications as an audit committee “financial expert” who brings significant accounting and finance capability to the Board.

Benaree Pratt Wiley has served as a Director of CBIZ since May 2008, when she was elected as an independent director. Ms. Wiley is a Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring in 2005. Ms. Wiley is currently a director on the board of the BNY Mellon Family of Funds. Her civic activities include serving on the boards of the Efficacy Institute, Howard University, Dress for Success Boston, Partners Continuing Care and Spaulding Hospital. Ms. Wiley has earned the CERT Certificate in Cybersecurity Oversight through the NACD Cyber-Risk Oversight Program.

Ms. Wiley is a driving force in the advancement of leadership diversity. Under her leadership as president and chief executive officer, The Partnership, Inc. strengthened the capacity of greater Boston to attract, retain, and develop talented professionals of color and helped more than 1,300 African Americans integrate into the corporate community. This tenure is chronicled in a Harvard Business School case study on transformational non-profit leadership, Bennie Wiley and The Partnership, Inc. Ms. Wiley has served as both a member and chair of audit and nominating committees of the boards on which she has served.

Rodney A. Young has served as a Director of CBIZ since February 2023, when he was appointed as an independent director. Mr. Young is Chief Executive Officer of Delta Dental of Minnesota. Delta Dental of Minnesota is an independent, nonprofit health service plan corporation representing 8,000 Minnesota- and North Dakota-based purchasing groups and 4.4 million members nationwide. Mr. Young has twenty-five years of service on the boards of public and private corporations as well as non-profit organizations. His current Board service includes Delta Dental of Minnesota, Delta Dental Plans Association, and the Minnesota Business Partnership. He previously served as CEO of MGC Diagnostics, a former public med-tech manufacturer. Mr. Young also served as Chair, CEO and President of LecTec Corporation, a former public med-tech manufacturer. He formerly served on the Boards of Possis Medical, Health Fitness Corporation, Angeion Corporation, Bolder Options and Allina Health.

Mr. Young’s experience in sales, marketing, strategy, business development, international channel management and effective team building in the dental benefit, med-tech, pharma, and healthcare industries provides expertise critical to the continued growth of our benefits and insurance businesses.

Remaining Directors

Rick L. Burdick has served as Chairman of the Board, a non-officer position, since August 2022. He has been a Director since October 1997, when he was elected as an independent director. Mr. Burdick was previously elected by the Board to be its Lead Director, a non-officer position, in May 2007, and its Vice Chairman, a non-officer position, in October 2002. Following his elevation to the role of Chairman, the roles of Vice Chairman and Lead Director were eliminated. Mr. Burdick was a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) from 1988 until his retirement in 2019. Mr. Burdick serves as non-executive Chairman of the Board of Directors of AutoNation, Inc. (NYSE, AN). Mr. Burdick is a National Association of Corporate Directors (“NACD”) Fellow and has earned the CERT Certificate in Cybersecurity Oversight through the NACD Cyber-Risk Oversight Program.

In his firm management role at Akin Gump, Mr. Burdick gained extensive knowledge regarding the strategic operation of a global professional services organization that is directly applicable in the overview of CBIZ’s professional divisions. His broad transactional experience as both a director and legal representative of large public and multinational companies, and maintenance of a complex practice involving regulatory and financial reporting issues, has informed CBIZ’s acquisition program and the management of our highly regulated business operations.

Michael H. DeGroote, son of CBIZ founder Michael G. DeGroote, was appointed a Director of CBIZ in November 2006 and is an independent director. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company, specializing in commercial/industrial land, residential development, and property management. Prior to joining Westbury, Mr. DeGroote was Vice President of MGD Holdings, held a management position with Cooper Corporation, and served on the Board of Directors of Progressive Waste Solutions Ltd. (now known as Waste Connections, NYSE, WCN). He also served on the Board of Governors of McMaster University in Hamilton, Ontario.

As the President of a full-service real estate development company specializing in commercial/industrial land, residential development and property management, Mr. DeGroote reflects the entrepreneurial background of most of CBIZ’s acquisitions. His association with one of the founding shareholders of the Company fosters a consistent focus on attaining and improving shareholder value.

Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Boards of the funds in the BNY Mellon Corporation (NYSE, BK—formerly The Dreyfus Corporation) since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation.

Mr. DiMartino’s service as a chairman, director and president of several significant public and NYSE listed companies provides CBIZ with a wealth of financial, strategic and operating experience. The Company regularly has drawn on his leadership skills and impressive experience in his role as a member of the Compensation and Human Capital Committee. His knowledge of the capital markets has been extremely valuable in the structuring of the Company’s sources of credit.

Gina D. France was appointed to the CBIZ Board in February 2015 as an independent director. Ms. France founded France Strategic Partners, LLC, a strategy and transaction advisory firm, and has served as its President and Chief Executive Officer since 2003. Ms. France has over 40 years of experience in strategy, investment banking and corporate finance. Prior to founding France Strategic Partners, Ms. France was a Managing Director with Ernst & Young, LLP and directed the Firm’s Center for Strategic Transactions. Prior to her work with Ernst & Young, Ms. France was a Senior Vice President with Lehman Brothers, Inc. in the investment banking division. Ms. France serves on the boards of Huntington Bancshares, Inc. (Nasdaq Global Select, HBAN) and Cedar Fair, L.P. (NYSE, FUN) and on the Boards of the BNY Mellon Family of Funds. Ms. France has previously served on the boards of FirstMerit Corporation, Dawn Food Products, Inc., and Mack Industries.

Ms. France is qualified to serve on the Board because of her leadership experience in the investment banking, accounting and financial services fields and her service as a board member of several nationally recognized companies. Her considerable top-level experience in IT security principles, governance standards, strategic consulting and mergers and acquisitions provides CBIZ with valuable guidance in these key areas. Ms. France is a recognized audit committee “financial expert” for SEC purposes.

Jerome P. Grisko, Jr. has served as a Director of CBIZ since his appointment in November 2015. Mr. Grisko was appointed Chief Executive Officer in March 2016, and has served as President since February 2000. He was also Chief Operating Officer from February 2000 until his appointment as Chief Executive Officer. Mr. Grisko joined CBIZ as Vice President, Mergers & Acquisitions in September 1998 and was promoted to Senior Vice President, Mergers & Acquisitions and Legal Affairs in December of 1998. Prior to joining CBIZ, Mr. Grisko was associated with the law firm Baker & Hostetler LLP, where he practiced from September 1987 until September 1998, serving as a partner from January 1995 to September 1998. While at Baker & Hostetler, Mr. Grisko concentrated his practice in the area of mergers and acquisitions and general corporate law.

Throughout over twenty years as SVP, COO, President, and now CEO of CBIZ, Mr. Grisko has been integrally involved in leading the management, operations, and strategy of the Company. His expertise in mergers and acquisitions and his leadership in developing and fostering organic growth initiatives have been invaluable to the development of CBIZ.

Sherrill W. Hudson has served as a Director of CBIZ since his appointment in February 2015. Until July 2016, upon the sale of the TECO Energy, Inc. (“TECO”), Mr. Hudson served as the Chairman of the Board of

TECO and was a member of its board since January 2003. He was executive chairman of TECO from August 2010 to December 2012, after having served as Chairman and Chief Executive Officer since July 2004. Mr. Hudson also serves on the Boards of Lennar Corporation (NYSE, LEN) and United Insurance Holdings Corporation (Nasdaq, UIHC). He served on the Publix Super Markets, Inc. Board from January 2003 until April 2015. Mr. Hudson is also Chairman Emeritus of the Florida Chapter of the NACD and is an NACD Board Leadership Fellow. Mr. Hudson retired from Deloitte & Touche, LLP in August 2002, after 37 years of service.

The experience gained by Mr. Hudson in his career at Deloitte & Touche, LLP has given him broad subject-matter expertise in one of the Company’s principal lines of business. This background has been invaluable to the operational and strategic development of the Financial Services division. Mr. Hudson’s prior role in senior management of one public company, as well as his prior membership on the boards of several others, effectively applies his financial services experience to matters at the highest policy levels. His service as Chairman of the Florida Chapter of the NACD provided ample qualification for Mr. Hudson’s leadership of CBIZ’s Audit Committee. Mr. Hudson is a recognized audit committee “financial expert.”

A. Haag Sherman has served as a Director of CBIZ since August 2020, when he was elected as an independent director. Mr. Sherman has served since February 2015 as the Chief Executive Officer and a director of Tectonic Financial, Inc. and its predecessor (Nasdaq, TECTP), a banking and financial holding company. Prior thereto, Mr. Sherman co-founded Salient Partners, LP, a Houston-based investment firm, in 2002 and served in various executive positions, including Chief Executive Officer and Chief Investment Officer, through October 2011. In addition, he previously served as an executive officer and partner of The Redstone Companies from 1998 to 2002 where he, among other things, managed a private equity portfolio. Mr. Sherman has served as a director of Hilltop Holdings, Inc. (NYSE, HTH) since its acquisition of PlainsCapital Corporation in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. He previously served as a member of the board of directors of Salient MLP & Energy Infrastructure Fund, Blue Dolphin Energy Company, Miller Energy Resources, Inc., and ZaZa Energy Corp. Mr. Sherman has served as an adjunct professor of law at The University of Texas School of Law. Mr. Sherman previously practiced corporate law at Akin Gump Strauss Hauer & Feld LLP from 1992 to 1996 and was an auditor at Price Waterhouse, a public accounting firm, from 1988 to 1989. Mr. Sherman is an attorney and certified public accountant.

Mr. Sherman’s extensive background in professional services, founding and operating small businesses, his public company board service and his legal and accounting experience qualify him to serve on our board of directors. Mr. Sherman is a recognized audit committee “financial expert” for SEC purposes.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Slotkin is President & COO of KMP Music LLC, a music publishing firm. He was a Senior Advisor at Alvarez & Marsal until mid-2022, and between 2014 and 2020 he served as the Global Business Head of Alvarez & Marsal’s Asset Management Services. Mr. Slotkin is also an independent director of the Apollo Closed End Fund Complex (Apollo Floating Rate Fund, Apollo Tactical Income Fund). In 2011, Mr. Slotkin was appointed the Managing Partner of Newton Pointe LLC, an advisory firm, a position he also held during the period 2007-2008. Mr. Slotkin served on the Board of Martha Stewart Living Omnimedia from 2008 to 2012, and was head of its Audit Committee and Special Committee. Between 2008 and 2010, Mr. Slotkin was a Senior Managing Director of Irving Place Capital. From 2006 to 2007 Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as an SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the Executive Vice President and Chief Financial Officer of publicly owned M&F Worldwide (1998-2006). Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. He was the Global Head of Citigroup’s Leveraged Capital Group. Mr. Slotkin is a co-founder of the Food Allergy Research & Education, Inc., formerly known as the Food Allergy Initiative.

Mr. Slotkin’s considerable experience in both public and privately held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Company in addressing a broad range of regulatory and operational issues. His history with public banks and public and private companies makes him uniquely qualified to render advice on the Company’s capital, strategic and transactional matters. Mr. Slotkin is a recognized audit committee “financial expert” for SEC purposes.

RATIFICATION OF AUDIT COMMITTEE SELECTION OF AUDITOR

Proposal No. 2

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since 1996. Information on fees paid to KPMG LLP during the Company’s 2021 and 2022 fiscal years can be found after the Audit Committee Report, at p. 29.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of what it believes to be good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal. If the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 is not ratified, the Audit Committee will reconsider the appointment, as discussed above.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting SEC rules, public companies are required to conduct a non-binding advisory vote on their executive compensation, as disclosed in applicable filings with the SEC. The Company has determined that the shareholders should consider this issue on an annual basis. Accordingly, the Company is again providing its shareholders with the opportunity to cast a non-binding advisory vote on the compensation of its Named Executive Officers (as herein after defined), as disclosed in this proxy statement. Following the advisory vote to be held at the 2023 Annual Meeting, the next scheduled advisory vote on executive officer compensation is expected to be held at CBIZ’s 2024 Annual Meeting of Shareholders.

CBIZ believes its executive compensation and compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of the Company’s long-term shareholders, help incentivize the Company’s Named Executive Officers, and are reasonable in comparison to the compensation practices of the Company’s competitors and other companies of similar size and complexity. The Company also believes that its executive compensation policies and practices help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at peer companies. CBIZ’s executive compensation policies are designed to ensure that total compensation reflects an individual’s performance and potential. The performance of the Company’s Named Executive Officers is generally measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development strongly influence a non-quantitative component of compensation awards at CBIZ. The Company believes that its compensation policies and programs and fiscal 2022 compensation decisions, as each is described in this proxy statement, appropriately reward the Company’s Named Executive Officers for the Company’s performance and for their respective individual performances.

Accordingly, the Company recommends that its shareholders vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative executive compensation disclosure contained in this proxy statement.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation and Human Capital Committee, nor will it overrule any prior decision or require the Board or Compensation and Human Capital Committee to take any action. However, the Board and the Compensation and Human Capital Committee will review the voting results and will consider the outcome of the vote when making future decisions about executive compensation programs. The current recommendation of the Board of Directors and the Compensation and Human Capital Committee is based in part upon the vote of shareholders at the Company’s 2022 Annual Meeting, in which our shareholders approved our Named Executive Officer compensation, and upon discussions with representatives of individual shareholders that the Company conducts on an ongoing basis. The compensation policies and methodologies used to determine the compensation of our Named Executive Officers have not materially changed in the past year. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below, including our discussion under “Comparison of Compensation to Targets.” The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non- votes will have no effect on the vote for this proposal.

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers.

ADVISORY VOTE REGARDING FREQUENCY OF

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal No. 4

Pursuant to the Dodd-Frank Act and the resulting SEC rules, public companies are required to conduct a non-binding advisory vote every six years regarding whether a company should conduct a non-binding advisory vote on executive compensation every year, every two years, or every three years. Alternatively, a shareholder may abstain from voting on the proposal. Accordingly, the Company provided its shareholders with the opportunity at the 2017 Annual Meeting to cast a non-binding advisory vote regarding the frequency of future non-binding advisory votes on the compensation of the Company’s named executive officers. At the 2017 Annual Meeting the shareholders agreed with the Board’s recommendation that the advisory vote be held on an annual basis. Under the terms of the Dodd-Frank Act, an advisory vote on the frequency of an advisory vote on executive compensation must again be held in 2023.

The Board of Directors, the Compensation and Human Capital Committee and the Nominating and Governance Committee believe that as a matter of good corporate governance it is appropriate to provide shareholders with an advisory vote on named executive officer compensation on an annual basis. The Board, Nominating and Governance Committee, and Compensation and Human Capital Committee believe that an annual vote will maximize shareholders communication by providing shareholders with the opportunity to express their approval or disapproval of executive compensation in a timely manner.

Because this proposal is advisory, it will not be binding on the Company, and the Board of Directors and the Nominating and Governance Committee may decide to hold an advisory vote on executive compensation more or less frequently than the option selected by the Company’s shareholders. However, the Board of Directors values the Company’s shareholders’ opinions, and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Please note that although the Board of Directors is making a recommendation with respect to this proposal, you are only being asked to vote on the choices specified above and not whether you agree or disagree with the Board’s recommendation.

The Board recommends a vote “FOR” an ANNUAL advisory vote on the compensation of the Company’s named executive officers.

ADOPTION OF AN AMENDMENT TO THE 2019 CBIZ, INC. OMNIBUS INCENTIVE PLAN

Proposal No. 5

We are asking our shareholders to approve an amendment to the 2019 CBIZ, Inc. Omnibus Incentive Plan (the “Plan”), which was originally approved by the shareholders on May 9, 2019, to add 1,500,000 additional shares to the current share reserve of the Plan (the “Amendment”). This proposed Amendment was approved for submission to the shareholders by our Board on February 7, 2023, following the recommendation of the Compensation and Human Capital Committee. No other amendment to the Plan is proposed. Shareholder approval of the Amendment is required by NYSE rules and the current terms of the Plan. If shareholders approve the Amendment at the Annual Meeting, the Amendment will become effective as of May 10, 2023. If we do not receive shareholder approval, the Plan will remain in effect without incorporating the terms of the Amendment, and no shares will be added to the share reserve of the Plan.

The Company believes that equity-based compensation is a critical part of its compensation program. The Plan is our only active plan for providing equity-based compensation to eligible employees and directors, and the limited number of shares remaining available under the Plan restricts our ability to grant equity awards. Shareholder approval of the Plan would allow us to continue to foster and promote the long-term financial success of the Company with performance-related incentives, to encourage and provide for the acquisition of an ownership interest in the Company, and to attract and retain qualified and competent persons as employees and directors whose judgment, interest and performance are required for the successful operations of the Company.

Accordingly, the Company recommends that its shareholders vote “For” the proposed Amendment to the 2019 CBIZ, Inc. Omnibus Incentive Plan:

AMENDMENT NO. 1 TO THE 2019 CBIZ, INC. OMNIBUS INCENTIVE PLAN

This Amendment to the CBIZ, Inc. 2019 Omnibus Incentive Plan (the “Plan”), made pursuant to the right to amend reserved in Section 20.1 of the Plan, amends the Plan as follows, effective May 10, 2023:

1.	Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

4.1 Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under Section 4.3, the total number of Shares that may be the subject of Awards and issued under the Plan shall be 3,052,322. Such Shares may be authorized and unissued Shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options. Solely for the purpose of determining the number of Shares available for Awards under this Section 4.1, the number of shares available for issuance under the Plan shall be reduced by one (1.00) Share for every one (1.00) Share granted in respect of an Award, provided however that in the case of an Award that provides for a range of potential Share payouts the number of shares available for issuance under the Plan shall be reduced by the maximum number of Shares that may be paid under such an Award.

2.	In all other respects, the Plan will remain unchanged and in full force and effect.”

Summary of the Material Terms of the Plan

The following is a brief description of the material features of the Plan, as amended by the Amendment. This summary does not purport to be a complete description of all provisions of the Plan or the Amendment, and is qualified in its entirety by reference to the Plan, which was filed as Exhibit 4.2 to the post-effective amendment to the Company’s registration statement on Form S-8, filed on May 24, 2019, and is incorporated herein by reference, and the Amendment, which is attached as Appendix A to this proxy statement and is incorporated herein by reference.

Effective Date and Duration. The Plan became effective May 9, 2019, and will terminate on May 9, 2029, unless otherwise terminated earlier by the Board. If the shareholders approve the Amendment, it will become effective on the date of the Annual Meeting. No awards may be granted under the Plan after its termination date, but awards granted before the Plan’s termination will continue to be effective in accordance with their respective terms and conditions.

Administration. The Plan is administered by our Compensation and Human Capital Committee, or “Committee,” which has full and final authority to, among other things, select individuals to receive awards, establish the terms of awards, and administer and take whatever action it determines to be necessary or advisable in administering the Plan. The Committee may delegate certain responsibilities to our officers as set forth in the Plan.

Eligibility. The Committee may grant awards under the Plan to officers, employees, directors, and consultants who perform services for us or our affiliates, but only employees of us and our corporate subsidiaries are eligible to receive incentive stock options. Approximately 10 non-employee directors, 4 named executive officers, and 12 other employees currently participate in the Plan.

Share Reserve. Subject to adjustments for certain changes in corporate capitalization, the maximum number of shares of common stock that may be issued under the Plan (the “share reserve”) is 3,052,322 shares. This amount consists of 1,552,322 shares previously authorized shares and 1,500,000 newly available shares. All such shares are available for incentive stock options.

If any award granted under the Plan expires or is forfeited, canceled or otherwise terminated without issuance of the full number of shares of common stock that were subject to that award, or is settled in cash in lieu of shares or is exchanged before the issuance of shares for an award not involving shares, then the shares subject to such award will again become available for future grant under the Plan.

However, shares withheld by the Company or tendered by a participant for payment of the exercise price or withholding of taxes, or shares subject to a stock-settled stock appreciation right or that were purchased by the Company on the open market with proceeds from the exercise of a stock option granted under the Plan, will not again become available for future grants under the Plan.

Maximum Non-Employee Director Awards. Subject to adjustment for certain changes in corporate capitalization, the maximum aggregate value of stock and cash-based awards that may be granted under the Plan during any calendar year to any non-employee director is $1,000,000, based on the grant date fair value of an award as determined under applicable accounting standards.

Types of Awards under the Plan. The Committee is authorized to grant awards of stock options (including both incentive stock options and nonqualified stock options), stock appreciation rights (or SARs), restricted stock, restricted stock units (or RSUs), performance share units, performance units, cash-based awards, and other stock-based awards.

Options. The Committee may grant either incentive stock options intended to comply with Section 422 of the Code or “nonqualified” options that are not intended to qualify as incentive stock options. Incentive stock options may be granted only to employees of the Company and its corporate subsidiaries. The exercise price per share for options may vary but will be no less than the market value of a share of common stock on the date of grant. Options under the Plan generally have a term of 10 years. However, if an incentive stock option is granted to an employee who owns (or is deemed to own) more than 10% of the combined voting power of all classes of our stock (or of stock of any parent or subsidiary), the term may not exceed five years and the exercise price must be at least 110% of our common stock’s market value on the grant date. The Committee determines the methods and form of payment for the exercise price per share on exercise of an option. Vested options generally remain exercisable for three months after a participant’s termination of employment or service other than for cause, as defined in the Plan, or for one year after a participant’s death or disability. Both vested and unvested options held by a participant who is terminated by us due to cause will immediately be forfeited and no longer exercisable.

Stock Appreciation Rights. A stock appreciation right, or “SAR,” is the right to receive an amount equal to the excess of the fair market value of our common stock on the exercise date over the grant price of the award as determined by the Committee, for the number of shares for which the SAR is exercised. The grant price for a SAR award generally will be the fair market value of a share of common stock on the grant date. The Committee determines the vesting schedule and term, which will not exceed 10 years, for each SAR, and whether the SAR will be settled by delivery of common stock or cash.

Restricted Stock. A restricted stock award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Committee. A participant’s right to vote unvested shares of restricted stock will be set forth in the award agreement as determined by the Committee. The Committee may grant or limit the right of a participant to receive dividends declared on shares of unvested restricted stock, subject to any terms and conditions set forth in the award agreement. If an award agreement provides the right to receive dividends, such dividends will be subject to the same performance or service conditions as the underlying award. Unless otherwise waived by the Committee, restricted stock that is subject to forfeiture restrictions will be forfeited, along with any unvested dividends, upon termination of employment or service not due to death or disability.

Restricted Stock Units. Restricted stock units, or RSUs, represent a promise to deliver a corresponding number of shares of common stock, or the cash value of such number of shares, based on the completion of such service, performance conditions or other terms and conditions specified in the award agreement as determined by the Committee. RSUs subject to forfeiture restrictions generally will be forfeited upon termination of a participant’s employment or service before the end of the specified restriction period. A participant will have no voting or dividend rights with respect to RSUs before the issuance of shares of common stock, if any. Unvested RSUs (and any related dividend equivalents) generally will be forfeited on termination of employment or service not due to death or disability.

Performance Share Units. The Committee may grant performance share units, or “PSUs,” that vest all or in part on the attainment of specified performance goals. A PSU has a value equal to the fair market value of a share of common stock on the grant date of the award. The Committee will set performance goals that will determine the number of PSUs that vest, depending on the extent to which such goals are met at the end of the performance period, as determined by the Committee, and the satisfaction of applicable service conditions. The number of PSUs that vest for an award may be greater than the target number of PSUs for such award. PSUs that vest may be paid in shares of common stock, cash, or a combination of both. A participant will have no voting or dividend rights with respect to PSUs before the issuance of shares of common stock, if any. Unvested PSUs (and any related dividend equivalents) generally will be forfeited on failure to meet applicable performance goals or on termination of employment or service during the performance period other than due to death or disability.

Performance Units. The Committee may grant performance units that vest all or in part on the attainment of specified performance goals. Each performance unit will have a notional value equal to a dollar amount determined by the Committee. The Committee will set performance goals in its discretion that will determine the number of performance units that vest, the settlement value of each performance unit and the settlement amount to be paid to the participant, depending on the extent to which such goals are met at the end of the performance period and the satisfaction of applicable service conditions. Performance units that vest may be paid in cash, shares of common stock or a combination of both. Unvested performance units (and any related dividend equivalents) generally will be forfeited on failure to meet applicable performance goals or on termination of employment or service during the performance period other than due to death or disability.

Other Stock-Based Awards. The Committee may grant other stock-based awards, which may be payable in cash or shares of common stock, in amounts and subject to conditions as it determines. The terms and conditions of such awards will be specified in the award agreement.

Cash-Based Awards. The Committee may grant cash-based awards subject to such terms and conditions as it determines, as specified in the award agreement.

Dividend Equivalents. The Committee may grant dividend equivalents on units or other share equivalents subject to awards other than options, SARs, or restricted stock. A dividend equivalent entitles a participant to receive an amount equal in value to dividends declared and paid with respect to the number of shares of common stock represented by the units or share equivalents covered by the award. The Committee will provide the time and form of payment of dividend equivalents and whether they will be credited with interest or deemed reinvested in additional units or share equivalents. Any dividend equivalents granted will be subject to the same performance and service conditions as the underlying award.

Other Plan Provisions

Capitalization Adjustments. If there is a change in our corporate capitalization constituting an “equity restructuring” under FASB ASC Topic 718, such as a stock split, stock dividend or other recapitalization, then in order to prevent dilution or enlargement of participant rights under the Plan, the Committee will adjust, as appropriate, the number or class of securities reserved for awards under the Plan, including incentive stock options; the number and class of securities covered by each outstanding award; the maximum number of shares of stock that may be granted to any employee in one year; and the exercise price or grant price for any option or SAR. The Committee also may make such adjustments in the event of any other change in our corporate capitalization that does not constitute an equity restructuring under FASB ASC Topic 718, such as a merger, consolidation, or reorganization, as it determines to be appropriate and equitable to prevent dilution or enlargement of participant rights.

Change in Control. If there is a change in control of the Company, as defined in the Plan, unless the transaction provides for replacement awards or unless otherwise specified in an award agreement, all outstanding awards will immediately vest, and all outstanding options and SARs will become immediately exercisable as of the date of the change in control. However, in the case of outstanding awards subject to performance conditions, all performance conditions will be deemed satisfied at “target” and all options and SARs that are subject to performance conditions will be deemed exercised as of the date of the change in control and settled in cash in an amount, as determined by the Committee, equal to any excess of the value per share over the exercise price or grant price of such award, multiplied by the number of shares underlying such award. In the case of any option or SAR with an exercise price or grant price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the Committee may cancel the option or SAR without the payment of any consideration.

Notwithstanding the foregoing, the Committee may provide for continuation or substitution of outstanding awards with awards of the same type or an acceptable substitute (such as a deferred cash equivalent award) having the same value as the replaced award. Any such replacement award will be subject to the terms and conditions no less favorable than the original award, except that in the event of a participant’s termination of service without cause during the two-year period following the change in control, all such awards held by the participant will immediately vest and all outstanding options and SARs held by the participant will become immediately exercisable.

Tax Withholding. We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy any taxes required by law or regulation to be withheld with respect to any award under the Plan. This includes the authority to withhold or receive common stock and to make cash payments or require a participant to make cash payments in satisfaction of participant tax obligations.

Amendments and Termination. The Board may amend or terminate the Plan at any time, subject to the approval of our shareholders if required by any law or securities exchange listing requirements. The Committee may amend awards granted under the Plan but may not “reprice” any option or SAR, such as by reducing the exercise price, without the approval of our shareholders. In addition, no amendment of the Plan or any award may impair the rights or increase the obligations of any participant under any previously granted award without the participant’s consent.

Minimum Vesting Standards. Awards granted to employees will be subject to a minimum vesting period of at least one year. However, the Committee may accelerate or remove restrictions to vesting of an award on a participant’s termination of service by reason of normal retirement or without cause, following the Committee’s determination that doing so is warranted based on factors including the participant’s personal contributions to the Company’s goals and is not reasonably expected to cause the Company to fail to meet its publicly stated financial performance guidance for the year. In addition, any unvested awards held by a participant at the time of the participant’s death or disability will immediately vest and any options or SARs will be exercisable for one year.

Clawback or Recoupment. Awards granted under the Plan will be subject to the clawback policy adopted by the Company or imposed by any law or securities exchange listing requirement.

Right of Setoff. To the extent permitted by applicable law, the Company may deduct from and set off any amount owed by the participant to the Company against any amounts the Company may owe to a participant.

Award Transferability. The Plan does not permit participants to transfer any award other than by will or by the laws of descent and distribution or pursuant to a domestic relations order entered into by a court of competent jurisdiction, and incentive stock options may be exercised during a participant’s lifetime only by the participant. The Committee may establish procedures for designation of a beneficiary to receive amounts payable or shares deliverable in the event of a participant’s death.

U.S. Federal Income Tax Consequences of Awards under the 2019 Stock Incentive Plan

The following is a brief summary of certain federal income tax consequences relating to awards granted under the Plan. This summary does not purport to address all aspects of federal income taxation and does not describe state, local, or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Options. Options may be intended to qualify as incentive stock options under Code Section 422 or may be “nonqualified stock options” not intended to qualify as incentive stock options. A participant generally will not recognize any taxable income, and we will not be entitled to a tax deduction, on the grant of an option. On exercise of a nonqualified stock option a participant generally will recognize ordinary taxable income equal to the excess of the fair market value of the acquired common stock on the exercise date over the exercise price paid for those shares. Subject to satisfying applicable reporting requirements and certain deduction limitations under Section 162(m) or 280G of the Code for certain individuals (discussed below), we should be entitled to a corresponding income tax deduction. A participant generally will not recognize taxable income on exercise of an incentive stock option, and we will not be entitled to a deduction. However, the excess of the fair market value of the acquired common stock on the exercise date over the exercise price for those shares could result in alternative minimum tax liability for the participant. A participant’s disposition of shares acquired on exercise of any option will ordinarily result in capital gain or loss. However, a disposition of shares acquired on exercise of an incentive stock option less than two years after the grant date or one year after the exercise date (referred to as a “disqualifying disposition”) generally will result in ordinary taxable income equal to the excess of the fair market value of the acquired common stock on the exercise date and the exercise price for those shares, with any excess of the amount received by the participant over the fair market value of the stock on the exercise date being treated as capital gain. We may be entitled to a deduction corresponding to the participant’s ordinary taxable income in the case of such a disqualifying disposition.

Stock Appreciation Rights. The grant or vesting of an SAR generally will not result in taxable income to a participant. The participant will recognize ordinary taxable income on exercise of the SAR equal to the amount of cash received or the fair market value of shares received. Subject to satisfying applicable income reporting requirements and any deduction limitations under the Code, we should be entitled to a corresponding income tax deduction. The participant’s disposition of any shares received on exercise of a SAR will result in capital gain or loss on the difference between the disposition price and the amount recognized as income at exercise and will be long-term or short-term depending on the holding period.

Restricted Stock. A participant who receives a restricted stock award generally will recognize ordinary income when the shares are no longer subject to forfeiture or restrictions, equal to the excess, if any, of the fair market value of the shares of restricted stock over the amount paid, if any, by the participant for such shares. However, the participant may make an election under Section 83(b) of the Code at the time of transfer of the shares of restricted stock to recognize ordinary income on the transfer date equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to shares of restricted stock. Subject to satisfying applicable income reporting requirements and any applicable deduction limitation under the Code, we should be entitled to a corresponding income tax deduction at the same time as the participant recognizes ordinary income. When the participant sells the shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income plus the purchase price paid by the participant, if any, for such shares.

Restricted Stock Units, Performance Share Units and Performance Units. The grant of an award of RSUs, PSUs or performance units will not result in taxable income to the participant. The participant generally will recognize ordinary income when the award is settled in an amount equal to the fair market value of the shares or any cash received on the date of settlement. Subject to satisfying applicable income reporting requirements and any deduction limitations under the Code, we should be entitled to a corresponding income tax deduction.

Million Dollar Deduction Limit and Other Tax Matters.

Section 162(m) of the Code prohibits us from deducting compensation exceeding $1 million per person to our CEO and other “covered employees” as defined in Section 162(m). The Compensation and Human Capital Committee retains authority to make payments or grant awards under the Plan that are not fully deductible if, in its sole discretion, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain awards under the Plan may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A and a violation occurs, the compensation is includible in the participant’s income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The Plan and awards granted under the Plan are intended to be exempt from or conform to the requirements of Section 409A of the Code, although no guarantees are made that awards will not be subject to taxes, interest and penalties under Section 409A of the Code.

If an individual’s rights under the Plan are accelerated as a result of, or considered contingent on, a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of such rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G, which could result in both the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and the loss by the Company of a compensation deduction.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

Because awards under the Amended Plan will be granted in amounts and to persons in the sole discretion of the Committee, the benefits or amounts allocable under the Plan are not determinable at this time. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the Plan.

Required Vote

Approval of this Proposal No. 5 requires the affirmative vote of a majority of the Company’s outstanding shares present at the Annual Meeting in person or by proxy and entitled to vote on the matter]. Broker non-votes will have no effect on the outcome of this Proposal, but abstentions will be counted as votes against this Proposal.

The Board, upon the recommendation of the Compensation and Human Capital Committee, recommends a vote “FOR” approval of the proposed Amendment to the 2019 CBIZ, Inc. Omnibus Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 16, 2023, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each named executive officer and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer. However, CBIZ has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer and recommending that the CEO maintain stock valued at a multiple of five times his base salary. The policy recommends that remaining Named Executive Officers maintain three multiples of base salary. All of the Directors and Named Executive Officers are in compliance with this policy.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
Morgan Stanley	3,722,133	[3]	7.4%
Dimensional Fund Advisors LP	3,491,632	[4]	6.9%
Blackrock, Inc.	3,298,428	[5]	6.5%
P2 Capital Partners, LLC	2,759,595	[6]	5.5%
The Vanguard Group	2,606,788	[7]	5.2%
Rick L. Burdick	174,808	[8]	*
Michael H. DeGroote	239,983	[9]	*
Joseph S. DiMartino	40,872	[10]	*
Gina D. France	62,703	[11]	*
Jerome P. Grisko, Jr.	1,061,591	[12]	2.1%
Sherrill W. Hudson	63,983	[13]	*
Richard T. Marabito	55,504	[14]	*
A. Haag Sherman	56,742	[15]	*
Todd J. Slotkin	43,846	[16]	*
Benaree Pratt Wiley	54,292	[17]	*
Rodney A. Young	50,000	[18]	*
Ware Grove	319,524	[19]	*
Chris Spurio	180,546	[20]	*
Michael Kouzelos	313,003	[21]	*
All directors and executive officers as a group (14 persons)	2,717,396		5.4%
Total Shares Outstanding on March 16, 2023: 50,457,271

*	Represents less than 1% of total number of outstanding shares. All shares are Common Stock and no other classes of stock have been issued.
(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6801 Brecksville Rd., Door N, Independence, OH 44131, and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person. Additionally, none of the listed directors and executive officers named in this beneficial ownership table has pledged shares as security, in conformity with the Company’s anti-pledging and anti-hedging policy applicable to directors and officers.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 16, 2023, the Record Date for the 2023

Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.
(3)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 8, 2023, by Morgan Stanley. According to the report, Morgan Stanley, acting as parent holding company or control person, beneficially owns 3,722,133 shares, of which it has shared voting power with respect to 3,468,574 shares and shared dispositive power with respect to 3,718,297 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(4)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 10, 2023, by Dimensional Fund Advisors LP. According to the report, Dimensional Fund Advisors LP, acting as an investment adviser, beneficially owns 3,491,632 shares, of which it has sole voting power with respect to 3,439,455 shares and sole dispositive power with respect to 3,491,632 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(5)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 1, 2023, by BlackRock, Inc. According to the report, BlackRock, Inc., acting as a parent holding company or control person, beneficially owns 3,298,428 shares, of which it has sole voting power with respect to 3,239,199 shares and sole dispositive power with respect to 3,298,428 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

Holdings stated are based solely on information in the Schedule 13F filed with the SEC on February 23, 2023, by P2 Capital Partners, LLC. According to the report, P2 Capital Partners, LLC has sole voting power with respect to 2,759,595 shares and has shared-defined investment discretion with respect to 2,759,595 shares. The address of P2 Capital Partners, LLC is 590 Madison Avenue, New York, NY 10022.

(7)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 9, 2023, by the Vanguard Group. According to the report, the Vanguard Group, acting as an investment advisor, beneficially owns 2,606,788 shares, of which it has shared voting power with respect to 85,153 shares, sole dispositive power with respect to 2,477,935 shares, and shared dispositive power with respect to 128,853 shares. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Consists of 174,808 shares of common stock owned of record by Mr. Burdick, including restricted stock.
(9)	Consists of 112,000 shares of common stock held in a fixed irrevocable trust, and 127,983 shares of common stock, including restricted stock, owned of record by Mr. DeGroote.
(10)	Consists of 40,872 shares of common stock owned of record by Mr. DiMartino, including restricted stock.
(11)	Consists of 62,703 shares of common stock, including restricted stock, owned of record by Ms. France.
(12)

Consists of 473,747 shares of common stock held in a fixed irrevocable trust, 302,000 shares of common stock held in spousal trust, and 105,844 shares of common stock, including restricted stock and restricted stock units, owned of record by Mr. Grisko, plus options to purchase 180,000 shares of common stock.

(13)	Consists of 63,983 shares of common stock, including restricted stock, owned of record by Mr. Hudson.
(14)

Consists of options to purchase 50,000 shares of common stock granted to Mr. Marabito as an initial non-employee director grant under the 2019 OIP, and 5,504 shares of common stock, owned of record by Mr. Marabito.

(15)

Consists of 6,742 shares of common stock, including restricted stock, plus options to purchase 50,000 shares of common stock granted to Mr. Sherman as an initial non-employee director grant under the 2019 OIP.

(16)	Consists of 43,846 shares of common stock owned of record by Mr. Slotkin, including restricted stock.
(17)	Consists of 52,771 shares of common stock held in a fixed irrevocable trust, and 1,521 shares of common stock, including restricted stock, owned of record by Ms. Wiley.
(18)	Consists of options to purchase 50,000 shares of common stock granted to Mr. Young as an initial non-employee director grant under the 2019 OIP.
(19)	Consists of 259,524 shares of common stock, including restricted stock and restricted stock units, owned of record by Mr. Grove, plus options to purchase 60,000 shares of common stock.
(20)	Consists of 180,546 shares of common stock, including restricted stock and restricted stock units, owned of record by Mr. Spurio.
(21)	Consists of 313,003 shares of common stock, including restricted stock and restricted stock units, owned of record by Mr. Kouzelos.

Directors Meetings and Committees of the Board of Directors

The Board of Directors conducted four regular and no special meetings during fiscal 2022. In addition, there were four Actions in Writing in Lieu of a Meeting of the Board of Directors. Each director attended at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual shareholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special Board meetings as well as the annual meeting of shareholders either in person or by teleconference. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences only for good cause. All directors attended the Company’s 2022 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the committees of the Board of Directors summarized below, our independent directors met four times in executive session during fiscal 2022. Mr. Burdick chaired these executive sessions.

Communication with the Board of Directors

Security holders may communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Chairman, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the Non-Employee Directors.

Standing Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation and Human Capital Committee, a Nominating and Governance Committee, and an Executive Management Committee as standing committees of the Board, all of which were active during 2022. The Executive Management Committee was disbanded following director Steven Gerard’s death. The Board of Directors has determined that all members of the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee are independent as set forth in the NYSE Listed Company Manual and under applicable SEC rules. Again in 2022, the Board reconstituted the members of the Committees in order to refresh committee membership. The following is a description of the committees of the Board of Directors:

Audit Committee

The members of the Audit Committee are Directors Hudson (Chairman), France, Marabito, Sherman and Slotkin. CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted four regular meetings and four special meetings during 2022. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of its audit and its audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. As part of the selection process, the Committee assesses the qualifications and work quality of the public accounting firm and its engagement team. The experience, background and expertise of the engagement team, the public accounting firm’s system of quality control, the Public Company Accounting Oversight Board (“PCAOB”) report on the firm, the actions taken against the firm by the PCAOB and the SEC as well as the actions taken by the firm in response to such actions, the impact of changing auditors, and the existence of any significant involvement of the firm in known litigation matters are among the factors considered by the Audit Committee in selecting the Company’s independent auditor. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

Compensation and Human Capital Committee

The members of the Compensation and Human Capital Committee during 2022 are Directors Burdick (Chairman), DiMartino, Hudson, Slotkin, and Wiley. The Compensation and Human Capital Committee conducted four regular meetings and no special meetings during 2022. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting. The Compensation and Human Capital Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s non-employee Board members and executive officers, including salary, bonus, and benefits. The Compensation and Human Capital Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans. The Charter of the Compensation and Human Capital Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

The Compensation and Human Capital Committee was established to undertake duties, including, but not limited to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and properly reflect the objectives and performance of management and the Company without creating undue compensation risk to CBIZ; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; (g) oversee the risk assessment of the Company’s compensation arrangements; (h) advise the Board regarding shareholder advisory votes on executive compensation arrangements; (i) review and approve certain services to be performed by compensation consultants to the Company; (j) monitor compliance with stock ownership guidelines for the Company’s executive officers and directors; (k) periodically review and discuss with management the Company’s activities, programs and systems related to succession planning, employee professional training and development, human resources and talent management strategies, diversity and inclusion, employee engagement, and the cultural assessment of the Company; and (l) perform such other functions as the Board may from time to time assign to the Committee. The Committee may delegate to its Chairman, any member of the Committee, any member of senior management or any external consultant of the Committee any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Committee members themselves. The Compensation and Human Capital Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive and director compensation annually, other than his own, or more often as the CEO or the Committee may deem necessary throughout each year.

Compensation and Human Capital Committee Consultants. The Committee is free to hire any advisors or consultants, including compensation consultants in its sole discretion, as it may deem necessary or advisable at any time. Since 2017, the Compensation and Human Capital Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), to evaluate and recommend updates to the Company’s executive compensation program and to provide refreshed benchmarking data. The Committee determined that its and the Company’s use of Meridian as compensation consultants during the Company’s last completed fiscal year did not involve any conflict of interest. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) under the Exchange Act, and confirmation of relevant facts received by the Committee from Meridian.

Compensation and Human Capital Committee Interlocks and Insider Participation. None of the members of the Compensation and Human Capital Committee during 2022 and continuing through 2023 is or has been an officer or employee of CBIZ or had any relationships requiring disclosure under Item 404 of Regulation S-K. There are no compensation and human capital committee interlocking relationships with respect to CBIZ.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Directors Wiley (Chairman), Burdick, DeGroote, DiMartino, France and Hudson. No candidates were recommended by beneficial owners of more than 5% of the Company’s voting common stock within the last year. The Committee conducted four regular meetings and no special meetings in 2022. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Nominating and Governance Committee. The Committee was formed to propose and recommend candidates for the Board, review the continued suitability of directors following changes in their employment situations, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and monitor the Company’s corporate governance policies and practices. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Committee’s Charter and its corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Shareholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and (6) the ability to satisfy criteria for independence established by the SEC and the NYSE, as they may be amended or otherwise modified from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Committee specifically follows the requirements of its Charter to “recommend to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board.” The Committee believes that the current Board members, as well as the candidates considered and nominated for election at the 2023 Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience and expertise, education, skills and other qualities and attributes that contribute to heterogeneity.

The Nominating and Governance Committee will consider any candidate recommended by a shareholder, provided that the shareholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for shareholder proposals, that contains the following: (1) the recommending shareholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending shareholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending shareholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending shareholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a shareholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and (c) other facts and circumstances identified in the Committee’s Charter. No candidate recommendations were received from shareholders for consideration in 2022 or to date in 2023.

Executive Management Committee

The members of the Executive Management Committee during 2022 were Directors Burdick, Gerard, and Grisko. The Executive Management Committee was disbanded following director Steven Gerard’s death. The Executive Management Committee approved no Unanimous Written Consents in Lieu of Meeting of the Executive Management Committee of CBIZ, Inc. during 2022.

Subject to applicable law, the Executive Management Committee was empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Board of Directors had delegated to the Committee the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of common stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee did not have the power or authority of the Board of Directors to approve or adopt or recommend to the shareholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to shareholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers. Following the disbanding of the Executive Management Committee, the Board delegated these limited powers and authority to the Chief Executive Officer.

Directors’ Role in Risk Oversight

Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Board Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the charters of its committees. The activities of the enterprise risk management program (“ERM”) entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory, cybersecurity, reputational, Environmental, Social and Governance (“ESG”), and pandemic related risks — and the review of plans to mitigate their possible effects.

In their risk oversight role, individual directors, as well as each Committee and the Board as a whole, satisfy themselves that the risk management policies and procedures designed and implemented by the Company’s senior executives and through the risk management structure of the Company are consistent with the Company’s strategy and risk appetite; that these policies and procedures are functioning as directed; and that necessary steps are taken to foster an enterprise-wide culture that supports appropriate risk awareness, behaviors and judgments about risk, and recognizes and appropriately escalates and addresses risk-taking beyond the Company’s determined risk appetite. The Board identifies the type and magnitude of the Company’s principal risks and directs the CEO and the Senior Management Group to be fully engaged in risk management. In addition, the roles and responsibilities of the Board Committees in overseeing specific categories of risk are annually reviewed to ensure that, taken as a whole, the board’s oversight function is coordinated and comprehensive. Individual Board members have the proper qualifications and background to conduct these oversight activities, as noted in their individual biographies beginning on p. 4.

In 2020, the Board established an Enterprise Risk Management Task Force, currently consisting of Directors Burdick, France, Grisko, Hudson, and Sherman. Once again in 2022, both the Task Force and the Management team completed a review of the ERM program to update the ERM risk register and to identify additional risks to be added to the register, risks to be monitored over time, emerging risks, and risks that are no longer considered enterprise risks that should be removed from the register. Both Management and the Task Force reviewed the risk factors disclosed in the Company’s SEC disclosure documents, compared them to those noted in the SEC filings of peer organizations, and made recommended changes to the Company’s disclosed risk factors. Based on the conclusions of the Task Force, the Board continued its established schedule to review and update the Company’s ERM program on an ongoing, annual basis, and to report its activities and findings to the full Board and Board committees. Input into risks and mitigation programs was received from all key function and operational areas of responsibility, and the Board received presentations throughout the year regarding the principal areas of risk, along with the efforts and programs undertaken to mitigate these risks. The Board and each of its committees were actively engaged in this program throughout 2022 and continuing in 2023.

Code of Professional Conduct and Ethics Guide

CBIZ has a Code of Professional Conduct and Ethics Guide (the “Code”) that applies to every director, officer, and employee of the Company. The Code is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6801 Brecksville Rd., Door N, Independence, Ohio 44131. Any amendments to or waivers from the Code that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or any other person performing similar functions are approved by our Audit Committee and posted to the Company’s website, www.cbiz.com.

ESG and CSR Programs, and SASB-Related Disclosures

As part of their respective roles in managing risk and in addressing emerging shareholder priorities, the Board and management have continued their efforts to expand and improve the Company’s ESG and Corporate Social Responsibility (“CSR”) programs. Updated highlights of our policies and efforts during 2022 and through the present are chronicled on our website at www.cbiz.com/about-us/corporate-social-responsibility, including our Human Rights and Sustainability policies, our CEO’s letter on CSR, a summary of our responses to the COVID pandemic, our CEO’s statement on racial injustice, the Company’s Diversity & Inclusion (“D&I”) Task Force and programs, and Sustainability Accounting Standards Board (“SASB”) related disclosures regarding data security, diversity and engagement, professional integrity, and vendor oversight. The programs noted here and on the website are Company-wide programs. Beyond these programs, each business location is encouraged to devise and implement their own local environmental, philanthropic, governance and social responsibility programs.

The Board of Directors has adopted a Sustainability, Environment Responsibility and Climate Change Policy and Program, as set out on our website. The policy establishes the goals, specific program elements, and measures undertaken to support the policy. Our environmental efforts include the adoption of various means to meet the Company’s goals of reducing consumption of forest, materials, water, and energy resources and to reduce the Company’s carbon footprint. Our programs include adoption of the DocuSign electronic records management systems, extending the life of our desktop and laptop computers to reduce energy consumption electronic and other waste, adopting highly efficient desktop alternatives that dramatically reduce energy usage compared to standard machines, changing to a more energy efficient data center technology, expanding various recycling processes in our work flow to reduce landfill waste, limiting travel through desktop and group teleconferencing alternatives, introducing flexible workplace arrangements, and continuing our green workplace programs. At our local operations, each unit participates in our CBIZ Green Team initiatives, through which they develop practical and actionable solutions to support sustainable environments within each of our local offices. Local offices undertake programs such as waste reduction, recycling, and reuse programs to conserve water, electricity, and landfill resources.

The Company also has adopted a Human Rights Policy and Program, which establishes guiding principles, specific program elements, and measures undertaken to support this policy. The Company’s Great People, Great Place program embodies our commitment to making CBIZ a great place for all to work, establishes our common culture, and expresses our concern for employee development and engagement through the following resources, programs and initiatives: our staff engagement and satisfaction surveys, our Enrichment Educational Series, our nationally recognized CBIZ Women’s Advantage program, our extensive cultural on-boarding program, our domestic partner benefits program, educational assistance programs, employee referral bonuses, relocation and sick & personal leave programs, our discounted Employee Stock Purchase Plan, our diversity and sensitivity training, our Sales and Producer Academies and CBIZ Leadership Council, personal awards initiatives, health coaches and well-being programs, retirement planning education, and military and veterans support programs.

Throughout 2022, the Company expanded its initiative to improve D&I across the Company and the industries and communities it touches. A D&I Task Force continued to lead the formulation of plans, communications, training and programs, and best practices aimed at instilling D&I efforts within the One CBIZ culture, leveraging our position and voice to drive change within the professional services and industries in which we work, developing a long-term D&I strategy while focusing on immediate tangible action to drive improvement in these areas. Through these efforts, CBIZ adopted the CEO Action for Diversity and Inclusion program, established an internal resource intranet site to curate and disseminate D&I content, cultivated partnerships with diverse professional organizations and associations and educational institutions, established various internal working groups to further enhance D&I involvement, and presented a series of D&I training and educational events throughout 2022 and continuing into 2023.

Through our workplace giving and philanthropy programs, the Company and our employees support non-profit and community development organizations that align with our values and the interests of our clients and team members, including United Way, Dress for Success, Red Cross support and fund-raising, our nationwide food drive competition to support our communities’ food pantries, and our CBIZ Cares program in which employees are given paid time off to volunteer with co-workers in their local communities.

CBIZ’s commitment to good governance and corporate responsibility principles is also demonstrated through our governance guidelines, Mission & Vision Statements, stated Core Values, Client Service Promise, the charters of our Board committees, our professional Code of Ethics and workplace professional code of conduct policies and training programs, our conflict resolution processes, the enterprise risk management program, client confidentiality and cybersecurity policies and procedures, our extensive investor relations and engagement programs, our quality control programs, and our ethics hotline.

Director Independence

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the Board of Directors affirmatively determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies such other criteria as specified by provisions of the NYSE Listed Company Manual.

The Nominating and Governance Committee and the Board of Directors have affirmatively determined that each of Rick L. Burdick, Michael H. DeGroote, Joseph S. DiMartino, Gina D. France, Sherrill W. Hudson,

Richard T. Marabito, A. Haag Sherman, Todd J. Slotkin, Benaree Pratt Wiley and Rodney A. Young have no prohibited material relationships with CBIZ and are independent directors. The Nominating and Governance Committee and the Board of Directors affirmatively determined that each of the Audit, Compensation, and Nominating and Governance Committee’s members meet the independence requirements set out in the NYSE Listed Company Manual and under applicable SEC rules. Mr. Grisko is not considered an independent director because of his employment as our Chief Executive Officer and President.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationships:

•

Michael H. DeGroote is also an officer or director of various privately held companies that obtain several types of insurance coverage through a CBIZ subsidiary. The commissions paid to CBIZ for the years ended December 31, 2022, 2021 and 2020 were approximately $0.1 million, $0.1 million, and $0.1 million, respectively. The Committee and the Board determined that Mr. DeGroote was an independent director since the amounts of these commissions were not collectively significant under the NYSE rules governing director independence.

Company Leadership Structure

The position of Chairman of the Board of Directors is held by Mr. Burdick in an independent, non-executive capacity. The position of Chief Executive Officer is held by Jerome P. Grisko, Jr. Chairman Burdick chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. It is the Board’s belief that the current composition of its leadership positions, the committee system and the position of an independent Chairman effectively maintain Board independence and independent oversight of management and Company performance. As in past years, each member of the Board and each Committee member participated in performance self-assessments regarding their respective roles, their performance in each role, the activities of each body, and the performance and structure of leadership at the Board and management levels. The results of these assessments were reviewed by the full Board, each Committee, and by the independent directors as a group. The Board believes the current structure provides the Board with a comprehensive understanding of ongoing operations and current issues, as well as facilitates the identification of emerging issues, communication of essential information to the Board and preparation of matters for Board consideration.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of five of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules. Each of the Audit Committee members has been identified as “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Code reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Committee. The Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with Generally Accepted U.S. Accounting Principles (“GAAP”). The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s consolidated financial statements are presented in accordance with GAAP, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that the Company’s independent accountant is in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the representatives of KPMG LLP, the independent auditors who are responsible for expressing opinions on the conformity of those audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has discussed with the independent accountants the auditors’ independence from management and the Company including the matters in the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526 regarding the independent accountants’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2022 with the independent auditors, and the leaders of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee once again reviewed the experience, background and expertise of the KPMG LLP engagement team, the public accounting firm’s system of quality control, the PCAOB report on the firm, the impact of changing auditors, the absence of any significant involvement of the firm in known litigation matters, along with other factors and considerations, and determined that the selection of KPMG LLP as the Company’s independent auditor was in the best interests of the Company and the shareholders.

Based on the review and discussions referred to above, the Audit Committee approved and recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Audit Committee of the Board of Directors
Sherrill W. Hudson, Chairman Gina D. France Richard T. Marabito A. Haag Sherman Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal years 2022 and 2021:

Audit Fees: Audit fees billed or expected to be billed for the fiscal year 2022 were $1,162,500. Audit fees include fees related to the integrated audit of consolidated financial statements and internal control over financial reporting, and AS4105 interim reviews. Fees for the fiscal year 2021 were $1,092,500 and included those for the integrated audit, and AS4105 interim reviews.

Audit-Related Fees: Audit-related fees billed or expected to be billed for the fiscal year 2022 were $41,500 for services rendered in connection with the audit of the CBIZ Retirement Savings Plan. Audit-related fees of $28,500 were billed through December 31, 2021, for services rendered in connection with the audit of the CBIZ Retirement Savings Plan.

Tax Fees: There were no tax fees billed by KPMG LLP in fiscal years 2022 and 2021.

All Other Fees: There were no other fees billed for professional services by our independent auditors in fiscal years 2022 and 2021.

Pursuant to its Charter and the Act, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other applicable law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by applicable law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence. The Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for fee negotiations with KPMG LLP and is assisted by the active involvement of the Company’s CFO.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Human Capital Committee of the Board (the “Compensation Committee” or the “Committee” throughout this Compensation Discussion and Analysis) is responsible for establishing, implementing, and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers, certain Senior Vice Presidents, and certain other corporate officers. The Committee’s goal is to ensure that the total compensation paid to the SMG is fair and reasonable. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. Mr. Grisko (“CEO”), Ware Grove (“CFO”), Michael Kouzelos (“President, Benefits & Insurance Services”), and Chris Spurio (“President, Financial Services”) are referred to as the “Named Executive Officers” or “NEOs,” all of whom are members of the SMG. The Board has specifically designated the Executive Officers of the Company as the foregoing NEOs and limited the exercise of the Company’s policy making functions to the NEOs. The Board has determined that no other officer of the Company has been given, or has exercised, any similar policy making authority in 2022. Therefore, only the NEOs designated above have served as Executive Officers of the Company in 2022 as that role is defined by the Rule 3b-7 of the Exchange Act.

Compensation Philosophy and Objectives

The Company believes the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term, and strategic goals of the Company, and aligns executives’ interests with those of the shareholders. Moreover, the Company believes a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at comparable companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers, should include both cash and equity compensation that reward performance that meets or exceeds established goals.

CBIZ also believes that total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to the Company’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at the Company.

Ultimately, compensation paid to members of the SMG, including amounts paid to the NEOs, is determined based on the discretionary judgment of the Compensation Committee with input from the Chairman, the CEO and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the SMG, including the NEOs, and reviews recommendations and makes determinations regarding equity awards to any CBIZ employee after considering the recommendation of the CEO. Decisions regarding the non-equity compensation of employees other than the SMG are made by management within the Financial Services and Benefits & Insurance Services divisions. The Chairman of the Compensation Committee and the CEO reviewed the performance of each member of the SMG other than the CEO. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended compensation adjustments or awards.

Setting Executive Compensation

In order to assist the Compensation Committee in applying its compensation philosophy and objectives, the Company, at the request of the Compensation Committee, engaged Meridian, an outside executive compensation consulting firm, to periodically conduct reviews of its compensation program for the SMG and the Board of Directors. Meridian was engaged to prepare comprehensive reports regarding these matters in 2023, 2022 and in prior years. The Compensation Committee received research from Meridian that indicated that the prevalent performance measures used as targets in the compensation incentive plans of peer group companies included profit measures, revenue targets, total shareholder return (“TSR”) measurements, and other return metrics. The Committee also monitored developments in compensation philosophy and statements of principles issued by investment consultants such as Glass, Lewis & Co. and Institutional Shareholder Services (“ISS”). At the request of the Committee, CBIZ subscribes to the executive compensation analysis services of a leading compensation and governance consulting firm (the “Governance Firm”). The Committee regularly reviewed and used compensation analysis reports of this consulting firm as benchmarks to evaluate the compensation packages of members of the SMG and to confirm the validity of the data provided by Meridian.

Meridian again evaluated and recommended updates to the Company’s executive compensation program and provided refreshed benchmarking data following the 2022 proxy season to provide the Committee with a more current basis for comparing median compensation levels for the SMG.

In February 2023, the Compensation Committee conducted a review of the Company’s peer group with the assistance of Meridian. Changes to the peer group were last made in October 2021 due to peers having been acquired, having sold relevant business units, or having disproportionately high or low revenue compared to the Company. The peer group has not changed since that time.

Meridian analyzed target compensation components and levels for the SMG, including the Named Executive Officers. Meridian delivered a report (the “Meridian Report”) to the Compensation Committee that compared each element of total compensation for the SMG primarily against two groups, with relevant compensation data common to the groups. The first group is a custom peer group of 24 publicly traded professional services, insurance, information technology, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Company Peer Group”). The Company Peer Group has many of the same companies as those noted in ISS’s assessment of our pay practices.

The Company Peer Group consists of the following companies:

AMN Healthcare Services, Inc.	Exponent, Inc.	Mistras Group, Inc.
ASGN Incorporated	FTI Consulting, Inc.	Paychex, Inc.
Barrett Business Services	Heidrick & Struggles International, Inc.	Resources Connection, Inc.
Brown & Brown, Inc.	Huron Consulting Group Inc.	The Hackett Group, Inc.
Crawford & Company	ICF International, Inc.	TrueBlue
CRA International, Inc.	Insperity, Inc.	Verisk Analytics
Cross Country Healthcare	Kforce, Inc.	Volt Information Services
ExlService Holdings	Korn/Ferry International	Willdan Group, Inc.

The second group is a set of service-based companies with a median revenue approximating CBIZ that Meridian selected from the confidential Equilar Top 25 ECS Survey Database and which were between one-third to three times the Company’s revenue (collectively, the “Survey Peer Group”). Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, Meridian’s methods and use of the data sets are helpful to the Committee because they create a broad basis on which to establish the market value compensation targets for all members of the SMG, including the Named Executive Officers.

The Committee targets aggregate compensation for the collective SMG, including Named Executive Officers, at approximately the 50th percentile, within an allowable range of plus or minus 15%, of the market median of compensation paid to similarly situated executives of the companies comprising the comparison groups. Variations to this objective in general, and in evaluating compensation targets for individual Named Executive Officers, as well as other members of the SMG, may occur as dictated by factors including:

•	the performance of the executive and its relation to the Company’s performance;

•	the experience, expertise and impact the executive brings to the Company;

•	the true scope of the job responsibilities of the executive, relative to the external market job benchmark;

•	the Company’s executive pay structure and hierarchy, and internal pay comparisons;

•	the change in compensation actions expected for other executives, for all employees, and for outside directors;

•	relevant industry norms and developments;

•	the amount of compensation earned by the executive at the Company in prior periods or at a previous place of employment; and

•	the performance of the Company during any particular year.

Adjustments may also be made on the basis of ancillary compensation data that the Company has obtained from publicly available competitive intelligence, the Governance Firm benchmark data, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the percentile target range for the aggregate of the various components of total compensation. The Committee reviews information provided by Meridian, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal year 2022, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash, cash-incentive, and equity compensation. The Committee determined that the total compensation programs for the collective members of the SMG, including the NEOs, were generally consistent with targets. In addition, the Committee believes that to the extent compensation was paid in excess of median levels reflected in Meridian data, such payments were appropriate because they served as appropriate recognition of the continued leadership contributions of the individuals concerned, reflected merit awards resulting from specific accomplishments of the individuals, served as a useful talent retention mechanism, and met other factors used by the Committee in evaluating compensation targets for individual Named Executive Officers, as well as other members of the SMG. The Committee and management believe that this approach is necessary in order to attract and to retain key talent needed to ensure the long-term success of the Company. The Committee also noted that departures from the median data suggested by the most recent Meridian Report were acceptable as discussed in Comparison of Compensation to Targets, p. 43.

2022 Executive Compensation Components

For the fiscal year ended December 31, 2022, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based short-term incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Based on the data available to the Committee through Meridian, and the market data available to the Committee through publicly available competitive intelligence, the Committee believes that these compensation components provide effective incentives for our senior management team to drive successful results related to the Company’s principal 2022 performance measures.

Base Salary

The Company provides the Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. As in past years, the Company continued to compare the compensation of the members of the SMG, including Named Executive Officers, to the Survey Peer Group and the Proxy Peer Group, and to target total compensation collectively at or near median levels, with salaries changing if called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SMG, including Named Executive Officers, the Committee primarily considers:

•	market data and analysis provided by its compensation consultants;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Any merit-based increases for the Named Executive Officers (other than the CEO) would be based on the evaluation and recommendation of the CEO and ultimately upon the Committee’s own assessment of an individual executive’s performance. Merit-based increases for the CEO are based upon the Committee’s assessment of his performance as well as upon the data reflected in the Meridian Report. In 2022, the Compensation Committee determined that a 4% base salary increase was appropriate for most members of the SMG, and that the approved increases in salary for each member of the SMG were in line with market practices for their respective positions.

The Meridian Report indicates that CBIZ’s base salary compensation to the members of the SMG, including the Named Executive Officers, after taking into account base salary increases in 2022, remains collectively comparable to the 50th percentile, within a reasonable range, paid to similarly situated executives within the two comparison groups. The Committee determined that any variations were reasonably close to the median levels of compensation represented in the two comparison groups, and therefore the base compensation levels for the SMG satisfied the compensation philosophy, objectives and targets established by the Compensation Committee.

Performance-Based Incentive Compensation

At the 2019 Annual Meeting, shareholders approved the CBIZ, Inc. 2019 Omnibus Incentive Plan (the “2019 OIP”). The 2019 OIP gave the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers and other members of the SMG and other key employees throughout the Company. The Company believes that the 2019 OIP encourages the growth of shareholder value and allowed key employees to promote and benefit from the long-term growth and profitability of CBIZ.

In 2022, the Committee awarded short-term non-equity incentive compensation to the SMG, including the Named Executive Officers, under the 2019 OIP through the adoption of an annual Executive Incentive Plans (“EIP”). The Committee also awarded long term incentive compensation in the form of restricted share units and performance share units in 2022. Members of the SMG, including the Named Executive Officers, are granted equity awards based on their performance and in accordance with the Company’s long-term equity incentive program. Members of the SMG, including the Named Executive Officers, received cash incentive compensation paid in 2023 under the 2019 OIP and attendant EIP for their performances in 2022.

As discussed in detail in the section titled CBIZ Annual Executive Incentive Plan below, in 2022 the EIP cash incentive compensation component consisted of a financially based award (“Financially Based Award”) and an individual performance award (“IPA”) dependent on the Company’s financial performance results in terms of pre-tax income (“Pre-Tax”), and as a function of the Company’s organic growth in revenue (“OGIR”), which are non-GAAP financial measures. These measures are subject to adjustment to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Pre-Tax or OGIR, such as material acquisitions and divestitures, gains or losses on sale, or accounting rule changes.

The Named Executive Officers and other members of the SMG were also eligible to receive additional merit-based cash bonuses for 2022 performance, which bonuses would be issued under the authority of the 2019 OIP based upon the evaluation and recommendation of the CEO, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Such compensation is discretionary, and awards are made by the Committee upon recommendation of the CEO.

CBIZ Annual Executive Incentive Plan

The 2022 EIP was an annual cash incentive program adopted by the Committee under the authority of the 2019 OIP. The 2022 EIP provided guidelines for the calculation of non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an annual EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

The 2022 EIP calculated cash incentive awards as a function of the Company’s Pre-Tax and OGIR results. As in prior years, under the Financially Based Award component of the 2022 EIP, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. In 2022, the predetermined targets consisted of non-GAAP financial measures of a Pre-Tax earnings target (“Pre-Tax Target”), and an OGIR target (“OGIR Target”). For the prior year, the targets used to calculate the EIP awards were based on Pre-Tax and total growth in revenue (“TGIR”). The Company’s ability to grow organically is highly dependent on general economic conditions. Because those conditions were deemed more reasonable to predict in 2022, the Committee reverted to OGIR goals in the 2022 EIP.

The Committee is permitted under the terms of the EIP to make adjustments to the targets that would cause them to be characterized as non-GAAP financial measures. Seventy percent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the Pre-Tax Target and thirty percent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the OGIR Target. The TA opportunities for members of the SMG, including the Named Executive Officers, assuming the Company’s final adjusted Pre-Tax results coincide with the Pre-Tax Target and revenue growth results coincide with the OGIR Target, range from 15% to 81% of base salary.

The TM range for the Pre-Tax Target may reduce the awards to 0% or increase the awards to 200% of the Pre-Tax Target-related portion of an executive’s bonus opportunity. The TM range for the OGIR Target may reduce the awards to 0% or increase the awards to 200% of the OGIR Target-related portion of an executive’s bonus opportunity. For fiscal year 2022, 100% of each Named Executive Officer’s financially-based EIP award was calculated as a function of corporate financial objectives relating to Pre-Tax Targets and OGIR Targets.

The 2022 EIP also contained an additional IPA component, under which each member of the SMG, including the Named Executive Officers, could have earned an additional award, ranging from 25-30% of the executive’s base TA based on individual performance. The range of potential IPA for each individual depended in part upon the position and relative responsibility of each member of the SMG. The Compensation Committee determined that a predetermined percentage of the Base TA of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation Committee. Under the 2022 EIP, the Committee again determined that the CEO’s IPA percentage of Base TA should be 30%, and the IPA percentage of Base TA for each remaining member of the SMG, including the Named Executive Officers should be 25%.

Measurement of individual performance under this component was based upon the assessment by the Compensation Committee and the CEO of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial and other results. The CEO’s recommendations and underlying assessments regarding the performance of members of the SMG other than himself were presented to the Compensation Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. The CEO’s eligibility for his IPA award was directly judged by the Compensation Committee. In 2022, all members of the SMG, including the NEOs, were granted their full IPA potential awards by the Committee in recognition of their individual contributions to the financial results and nonfinancial accomplishments of the Company throughout the year.

Upon completion of the fiscal year, the Committee reviewed the Pre-Tax and OGIR performance of the Company, determined the TMs applicable to the SMG’s respective TAs, determined the applicable IPA percentage, calculated the EIP award earned for each member of the participating group, made applicable adjustments if any, and certified the appropriate EIP awards.

For 2022, the Committee set the Pre-Tax Target at the range of $133.5M to $138.4M. For the covered executives, including the Named Executive Officers, to earn any EIP Target-related bonus for 2022, the Company was required to post results that were approximately 95.5% of the Pre-Tax Target, or approximately $127.5M. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed target Pre-Tax requirements under the plan by approximately 5.2%, or approximately $145.6M.

For 2022, the Committee set the OGIR Target at the range of $1,112.9M to $1,134.5M, or at the range of between 3.0% to 5.0% rate of OGIR. This standard is considered to be a non-GAAP financial measure, as previously explained. For the covered executives, including the Named Executive Officers, to earn any OGIR Target-related bonus for 2022, the Company was required to post results that were approximately 99.5% of the OGIR Target, equivalent to $1,107.5M or a 2.5% rate of OGIR. In order to earn the maximum possible EIP bonus, the Company’s results would have to exceed the OGIR Target by approximately 1.5%, equivalent to revenue of $1,150.7M or a 6.5% rate of OGIR.

Effective January 1, 2022, CBIZ acquired all of the non-attest assets of Marks Paneth LLP (“MP”). At the time the 2022 EIP targets were set, the Committee specifically determined that it was appropriate that MP’s results should be excluded from CBIZ’s results for purposes of determining the Pre-Tax results under the 2022 EIP. The Committee determined that the planned integration and other expenses related to the acquisition should not diminish 2022 EIP results. The Committee reasoned that this exclusion would create an incentive to make meaningful acquisitions even if such purchases required additional reasonable investments. The Committee decided that creating this incentive would support the acquisition program, which would be in the best interests of shareholders.

At the time they were set, the Committee believed these Pre-Tax Targets and OGIR Targets were consistent with the EIP’s purpose in encouraging the achievement of positive long-term performance in the Company’s financial results and not penalizing the management team for challenging market conditions faced by each of the Company’s respective divisions.

The range of potential Target Multipliers applicable to 2022 Financially Based Awards is set out in the table below. Results between points are to be interpolated to calculate payouts.

Pre-tax Income Component ($M)	Multiplier	OGIR Component	Multiplier
At least $127.5	0.5	At least 2.5%	0.5
$128.7	0.6	2.6%	0.6
$129.90	0.7	2.7%	0.7
$131.1	0.8	2.8%	0.8
$132.3	0.9	2.9%	0.9
$133.5 – 138.4	1.0	3.0 – 5.0%	1.0
$139.6	1.1	5.3%	1.1
$140.0	1.2	5.5%	1.2
$142.0	1.4	5.8%	1.4
$143.2	1.6	6.0%	1.6
$144.4	1.8	6.3%	1.8
$145.6 and above	2.0	6.5% and above	2.0

As noted previously, the original 2022 EIP called for the exclusion of MP’s pre-tax results from the final calculation. MP recorded $139.4M in revenue and a loss of ($1.3M) in pre-tax income in 2022. In accordance with the 2022 EIP, the Compensation Committee excluded MP’s results from CBIZ’s results for purposes of determining the Pre-Tax results under the EIP.

The 2022 EIP plan provided the Compensation Committee with discretion to adjust the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Pre-Tax or OGIR. Examples of such items may include material acquisitions or divestitures, gain/loss on sale, accounting rule changes, or other extraordinary unplanned items. For 2022, no discretionary adjustments to the Pre-Tax results and no discretionary adjustments to the OGIR results were proposed by the Committee.

Pre-Tax results for purposes of the EIP were $143.4M, and therefore the Pre-Tax TM was increased to 1.533. OGIR results were $1,223M, which exceeded 6.5%, and therefore the OGIR TM was increased to 2.0.

For each of the Named Executive Officers, the TA, applicable TM, IPA, and EIP Bonuses for 2022 performance were as follows:

	2022 Base Pay[1]	Base Target Award (% Base Pay)	Base Target Award ($)	Indiv. Perform. Award ($)	70% Based on Pre-Tax Income			30% Based on OGIR			Total EIP Bonus
Name					70% of Base Target Award	Target Multi- plier	Pre-Tax Based Award	30% of Base Target Award	Target Multi- plier	OGIR Based Award
Jerome P. Grisko, Jr.	$950,000	81	769,500	230,850	538,650	1.533	825,750	230,850	2.0	461,700	1,518,300
Ware Grove	$503,464	64	322,217	80,554	225,552	1.533	345,772	96,665	2.0	193,330	619,655
Chris Spurio	$572,000	56	320,320	80,080	224,224	1.533	343,735	96,096	2.0	192,192	616,007
Michael Kouzelos	$489,008	56	273,844	68,461	191,691	1.533	293,863	82,153	2.0	164,307	526,630

(1)	Base Pay is the annual base salary for each NEO approved by the Compensation Committee at its February 9, 2022 meeting.

In making the annual determination of the minimum, target, and maximum levels for the EIP bonuses, the Committee considers any appropriate factor including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, supporting key strategic initiatives of the Company, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Amounts paid to NEOs in 2023 under the EIP for performance in 2022 are reflected in column (g) of the Summary Compensation Table on p. 48.

The Meridian Report indicates that CBIZ’s total compensation to the members of the SMG, including the Named Executive Officers, was generally aligned closely to the median compensation of similarly situated executives within the proxy peer or survey groups. The compensation paid to the NEOs in particular fell within a competitive range of market that was within plus or minus 15% of the market median. The Committee determined that any variations were acceptable and reasonably close to the median levels of total compensation reflected in the comparison groups, and within the acceptable range of variation. Therefore, the Compensation Committee determined that the total compensation levels for the SMG satisfied the Committee’s compensation philosophy, objectives, and targets.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2019 OIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of NEOs other than the CEO, on the recommendation of the CEO, subject to the Committee’s approval. No merit-based cash bonuses were awarded or paid in 2022 to any of the Company’s NEOs.

Long-Term Equity Incentive (“LTI”) Compensation

The Company believes that equity incentive compensation programs under the 2019 OIP enabled it to:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	align the interests of our NEOs with those of our shareholders;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain fair and competitive levels of total compensation.

Target LTI Grant Values

In February 2022, the Compensation Committee approved each Named Executive Officer’s 2022 target LTI grant value and the allocation of that value equally between time-based restricted stock units (“RSUs”) and performance share units (“PSUs”). The Compensation Committee believes this mix of equity compensation vehicles provides performance incentives that are aligned with shareholder interests and retention incentives for our Named Executive Officers. Generally, the Compensation Committee targets each NEO’s target LTI value within an acceptable range of the median of our peer group, consistent with our executive compensation philosophy. Therefore, target LTI award values may vary among the NEOs and can vary from year to year.

The 2022 Grants of Plan-Based Awards table on p. 55 shows each NEO’s 2022 target LTI grant value and the number of shares underlying the NEO’s 2022 RSU and PSU grants. Fiscal year 2022 was the fourth year during which we granted PSUs to address shareholder and institutional advisory firm input that performance-based equity awards should be incorporated into our long-term equity compensation program.

2022 Restricted Stock Units

RSUs provide retention value because they vest in one-third increments in each of the three years following the grant date and provide some level of value, irrespective of share price performance. In addition, since the unit value is tied directly to the market value of the Company’s common stock, RSUs incentivize the NEOs to enhance shareholder value. The number of RSUs that vest on each vesting date is settled in a like number of shares of Company common stock. Generally, an NEO must be continuously employed through each vesting date to receive a distribution of shares on that date.

2022 Performance Share Units

PSUs incentivize the NEOs to achieve key long-term financial goals that drive profitable growth and enhance shareholder value. Each NEO was granted two separate 2022 PSU awards each of which is described below:

Award	Weight	Performance Period	Performance Metric
PSU — EPS	70%	3-year period ending 12/31/2024	Adjusted Earnings Per Share (EPS)
PSU — TGIR	30%	3-year period ending 12/31/2024	Total Growth in Revenue (TGIR)

The number of PSUs actually earned at the end of the three-year performance period will vary based on actual results compared to the EPS target and TGIR target, both of which are non-GAAP measures. In the first 90 days of the fiscal year, the Committee established the minimum, target, and maximum levels of performance used to determine the potential number of PSUs earned, as shown in the 2022 Grants of Plan-Based Awards table.

The Committee selected EPS as a performance metric because improvements in EPS are highly correlative to enhancement in our share price and the Committee selected TGIR because meaningful revenue growth drives the Company’s profitability, which in turn helps to enhance shareholder value.

The number of PSUs granted to each NEO was at a target level. Based on achieved performance, an NEO may earn between 50% and 200% of the target number of PSUs. However, if the threshold goal for a particular performance measure is not achieved by the end of the performance period, the NEOs will not earn any PSUs with respect to such performance measure. The number of PSUs earned at the conclusion of the performance period will be settled in a like number of shares of Company stock. Generally, an NEO must be continuously employed through the end of the performance period to receive shares upon the settlement of earned PSUs.

With respect to determining results compared with performance targets, the Committee has the discretion to adjust the results and the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on EPS or TGIR. Examples of such items may include significant changes in the number of shares outstanding, significant changes in tax rates, material acquisitions or divestitures, gain/loss on sale, tax and accounting rule changes, or other extraordinary unplanned items.

Vesting of 2020 Performance Share Units

In 2020, the Board of Directors awarded PSUs to specified members of the SMG. The PSUs were to be earned at the end of three years if the company achieved pre-established goals for that period. The 2020 PSU grants were weighted 70% based on achievement of an EPS target for the three-year period ending December 31, 2022, and 30% based on achievement of a TGIR target for that same period. Two separate grants of PSUs were provided to each eligible participant: one relating to the three-year EPS target and one relating to the three-year TGIR target. The number of the PSUs that could ultimately vest varies based on actual results compared to the EPS target and TGIR target. Results between points are to be interpolated to calculate payouts. The EPS target, TGIR target and applicable multipliers that were set in 2020 based on actual results for the three-year period ended December 31, 2022, are as follows:

EPS Target (70% of Award)		TGIR Target (30% of Award)
EPS Proposed Target ($/share)	Target Multiplier	Total Revenue Target ($M)	Target Multiplier
At least 1.52	0.5	At least 1,078.4	0.5
1.59	0.6	1,087.5	0.6
1.63	0.7	1,096.6	0.7
1.68	0.8	1,105.7	0.8
1.73	0.9	1,114.9	0.9
1.75 – 1.83	1.0	1,124.2	1.0
1.84	1.1	1,133.5	1.1
1.89	1.2	1,142.9	1.2
1.93	1.3	1,152.3	1.3
1.98	1.4	1,161.8	1.4
2.02	1.6	1,180.9	1.6
2.07	1.8	1,200.2	1.8
2.14 or more	2.0	1,219.7 or more	2.0

The 2020 LTI Plan specifically provided that, with respect to determining results compared with performance targets included in the LTI Plan, the Compensation Committee was granted the discretion to adjust the results and the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on EPS or TGIR. Examples of such items included significant changes in the number of shares outstanding, significant changes in tax rates, material acquisitions or divestitures, gain/loss on sale, tax and accounting rule changes, or other extraordinary unplanned items. Effective January 1, 2022, CBIZ acquired all of the non-attest assets of Marks Paneth LLP. MP recorded $139.4M in revenue and a loss of $10.2M pre-tax income in 2022, including integration costs incurred by CBIZ. The pre-tax loss reduced EPS by $0.15 per share. The Compensation Committee determined that it was appropriate to exclude Marks Paneth revenue ($139.4M) and acquisition related and integration costs ($10.2M) from actual GAAP TGIR and EPS results in 2022 for purposes of calculating the number of PSUs that vested.

As adjusted, EPS results were $2.16/share, and therefore the EPS target multiplier was increased to 2.0. TGIR results were $1,412.0M, and therefore the TGIR target multiplier was increased to 2.0. Combining the adjusted results as multiplied, a weighted outcome yields settlement of a number of vested shares that are 2.0 times the original combined target awards.

Based on the performance achievement described above, the NEOs earned the following payouts for the 2020 PSUs.

Name	2020 PSU Target Awards (#PSUs)	Final PSU Payouts (#PSUs)
Jerome P. Grisko, Jr.	36,285	72,570
Ware Grove	15,691	31,382
Chris Spurio	15,896	31,792
Michael Kouzelos	14,379	28,758

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the Named Executive Officers, are able to contribute the lesser of up to 80% of their annual salary or $20,500 (plus an additional $6,500 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees who have attained age 21 are permitted to become participants in the Savings Plan after the earlier of 60 consecutive days of service or 12 full months of employment and 1,000 hours of service within the 12-month period. Employer matching payments commence after participants have been employed for one year. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years of vesting service. Participants deposit savings in one or more of 28 stock and bond investment funds. The 2022 at-market annual rates of return of the investment choices available to participants ranged from -31.89% to 3.33%, depending on each participant’s fund selections.

Nonqualified Deferred Compensation Plan

The Named Executive Officers, as well as any other member of the SMG, any Business Unit Leader and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program. The Company does not pay any gains that participants may obtain through investment in the plan. Gains and losses are strictly related to the investment returns of the mutual fund choices within the plan. For additional information about this plan, please refer to the discussion beginning on p. 57.

CBIZ 2007 Amended and Restated Employee Stock Purchase Plan

At the 2011 Annual Meeting, shareholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which employees may purchase up to 2,000,000 shares of CBIZ stock at a 15% discount and may contribute up to $21,250 toward annual purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and all other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ and its subsidiaries. Several members of the SMG, including the CEO and the President, Financial Services, are regular participants in the ESPP.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs and did so again in 2022. Certain of the Named Executive Officers, as set out in the Summary Compensation Table and the Other Compensation Table, are provided with the use of Company automobiles, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company or private golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the Other Compensation table on p. 48. The SMG, including the NEOs, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the Named Executive Officers in this program has been determined by the Company to have no aggregate incremental cost. When the Named Executive Officers use the Company’s golf club memberships for personal use, they reimburse CBIZ for any and all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. Unless otherwise noted, the value of each perquisite is calculated based upon actual costs incurred by the Company in securing these benefits. In the case of leased automobiles, the cost of perquisites is calculated based upon the percentage of each executive’s personal use of the vehicle, which usage is then valued by reference to the IRS table related to usage valuation for leased automobiles.

Mr. Grisko incurred and was reimbursed for and received a tax gross-up payment for, payments related to a contractually required golf club membership. The Company also paid for the cost of a life insurance policy called for in the CEO’s employment agreement, as well as a tax gross-up payment to cover the income imputed to Mr. Grisko by the existence of this life insurance policy. The Committee believes that such a benefit is common for positions of this stature, and that the existence of the policy was a negotiated requirement necessary to secure Mr. Grisko’s services as CEO. The Committee determined that provision of the life insurance policy was a more cost-effective method of securing a comparable benefit than through other methods such as a SERP or other more costly forms of pension benefits.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2022, are included in column (i) of the “Summary Compensation Table” on p. 48.

Employment and Other Agreements

The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the Named Executive Officers, as noted on p. 54. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the headings “Employment or Other Agreements” on p. 54 and “Potential Payments upon Termination or Change in Control” on p. 57.

Consideration of 2022 Say-on-Pay Vote, Institutional Investor Opinion, and Institutional Advisory Firm Comments

In order to remain apprised of shareholder reaction to the compensation of the Company’s Named Executive Officers, the Company recommended, and the shareholders concurred, that an annual shareholder vote should be held on this issue. The Company has determined that annual say-on-pay votes will be held.

The Committee considered the results of the say-on-pay vote, its discussions with institutional investors and the comments of advisory firms in its review of the compensation of the entire SMG, as well as that of the Named Executive Officers in particular. In arriving at the pay packages for the Named Executive Officers, the Compensation Committee reviewed and considered the results of the shareholders’ votes on the say-on-pay issue presented at the Company’s 2022 Annual Meeting. While the Committee noted that a significant majority of shareholders approved the compensation of the Company’s Named Executive Officers, it also was again mindful of shareholders with different views. The Committee also noted that the Company again continued its intensive efforts throughout 2022 to engage with all major institutional investors to ensure, in part, that its policies and actions are compatible with the views of the investors. In 2022 the CEO, CFO and the Head of our Investor Relations Program met with individuals and institutions holding approximately 37.5% of the Company’s outstanding stock. The Compensation Committee was provided with and considered the substance of these investor discussions in arriving at the compensation of the Named Executive Officers.

The Committee noted that the Company’s 2022 say-on-pay proposal received support from ISS, a leading independence governance analysis and proxy voting advisor to institutional investors.

In 2022, the Committee again used compensation modeling provided by the Governance Firm’s services to assess the suitability of the CEOs’ compensation package and to confirm the validity of the data provided by

Meridian. The Governance Firm’s data confirmed that the Meridian information was accurate, that the CEO’s compensation package as described in this proxy statement was consistent with median compensation data at comparable peer companies, and that the CEO’s total compensation, as stated in the Summary Compensation Table on p. 48, presented a low level of concern in the categories evaluated by the Governance Firm’s quantitative analysis tools. All of these metrics confirm the Compensation Committee’s conclusion that the CEO’s compensation is appropriate.

Comparison of Compensation to Targets

In 2022, the Committee examined the compensation metrics made available to it from Meridian and ancillary data sources, made a full assessment of the individual performance of each member of the SMG, and compared the personal performance of the Named Executive Officers to the compensation data. Based on its analysis of the compensation of these officers, the Committee believes that the compensation of the Named Executive Officers is appropriate in accordance with the Company’s compensation philosophy and objectives, compatible with the individual performance of each member of the SMG as well as that of the Company in 2022, consistent with the views and interests of the Company’s institutional and individual investors, and generally in agreement with the range of target levels suggested by the data compiled by Meridian, the Governance Firm, and available from other ancillary sources.

As previously stated, the Committee generally targets aggregate compensation for the collective SMG, including the Named Executive Officers, at approximately the 50th percentile, within an allowable range of plus or minus 15%, of total compensation paid to similarly situated executives of the companies comprising the Company Peer Group and the Survey Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, including the NEOs, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the Named Executive Officers compare appropriately to the Committee’s aggregate targets for their respective positions, and were justified in light of the Company’s excellent performance during 2022 and the success of the NEOs in exceeding financial and non-financial target goals for the year. The Committee found that the aggregate compensation of the Named Executive Officers was generally consistent with the allowable range of variation to the median pay levels of the Meridian Report.

The CEO’s target compensation for 2022 was $4,150,000, which was below the median range when compared with the Meridian Report’s 50th percentile total compensation targets of $4,823,000 for the Company Peer Group and $5,388,000 for the Survey Peer Group. His total compensation in 2022, including the grant date fair value of long-term equity grants, was $4,882,383, which was at the low end of the median range compared to the median target values for comparable positions reflected in the Meridian Report.

The Committee’s conclusion that the CEO’s actual total compensation was within the range of median pay levels established by the Meridian Report data was confirmed by compensation modeling provided by the Governance Firm, which indicated that the CEO’s total compensation package, as stated in the Summary Compensation Table on p. 48, was a “low concern” under the Governance Firm’s data. The Compensation Committee therefore determined that the CEO’s compensation was justified and consistent with the philosophy and targets established by the Committee.

The Committee also determined that the inclusion of the tax gross-up amount present in the CEO’s total compensation was not a material amount of the total compensation package. In addition, it was required as part of the Company commitment to provide the CEO with a life insurance policy under his amended employment agreement negotiated at the time of his appointment as CEO. Moreover, given that the CEO’s entire pay package as presented in the Summary Compensation Table on p. 48 presented a “low concern” according to the

Governance Firm, and the payment constituted a de minimis fraction of that package, the Committee believes that the payment was appropriate.

The CFO’s total compensation of $2,087,975, including the grant date fair value of equity grants, was approximately aligned with the Meridian Report’s 75th percentile total compensation target of $2,145,000 for the Company Peer Group and the Meridian Report’s 50th percentile total compensation target of $2,148,000 for the Survey Peer Group. The Committee determined that the compensation package for the CFO was nevertheless acceptable, despite exceeding the range of plus or minus 15% compared to the median target value for comparable positions expressed in the Meridian Report for the Company Peer Group. The Committee noted that the CFO’s total compensation was within the allowable range when compared to the Survey Peer Group. The Committee determined that the CFO’s compensation exceeded the range beyond the Company Peer Group median because his EIP cash compensation payment was 1.533 times the target EIP compensation for his position, due to the Company exceeding the adjusted Pre-Tax and OGIR targets. Given the extraordinary performance of the Company in exceeding the targets, the Committee concluded that the compensation for the CFO was justified and consistent with the philosophy and targets established by the Committee.

The President, Financial Services’ total compensation of $2,144,275, including the grant date fair value of equity grants, was also approximately aligned with the Meridian Report’s 50th percentile total compensation targets of $2,210,000 for the Company Peer Group and $1,014,000 for the Survey Peer Group. The Committee again determined that the compensation package for the FS division President was acceptable because it fell within the range of median target values for comparable positions expressed in the Meridian Report with respect to the Company Peer Group. In addition, the Committee had access to market data regarding this position through the Company’s acquisition discussions and publicly available competitive intelligence. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that the President, Financial Services was compensated in a manner that was justified and consistent with the philosophy and targets established by the Committee.

The President, Benefits & Insurance Services’ total compensation was $1,881,884 in 2022. The Meridian Report reflected 50th percentile total compensation of a division president as $2,210,000 for the Company Peer Group and $1,014,000 for the Survey Peer Group. The Committee determined that the compensation package for this position was within the median range of the Meridian Report with respect to the Company Peer Group. The Committee again had access to market data regarding this position available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that the President, Benefits & Insurance Services was compensated in a manner that was justified and consistent with the philosophy and targets established by the Committee.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the expected tax treatment to the Company and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Internal Revenue Code generally provides that the Company may not deduct compensation of more than $1,000,000 that is paid to a “covered employee” in any fiscal year. For this purpose, prior to January 1, 2018, covered employees generally were our NEOs serving on the last day of the year other than our CFO. Among other changes to Section 162(m), the exception for performance-based compensation was eliminated unless it qualifies for transition relief applicable to certain written binding contracts in place as of November 2, 2017, and the scope of covered employees was expanded to include the chief financial officer and certain former named executive officers. The Committee currently considers the deductibility under Section 162(m) of compensation awarded to its executives to the extent reasonably practical and consistent with our objectives, but the Committee may nonetheless approve compensation that does not fall within these requirements and may authorize compensation that results in non-deductible amounts above the limits if it determines that such compensation is in CBIZ’s best interests. However, the Company intends to comply with the transition rule for written binding contracts in place as of November 2, 2017, to the extent applicable, as long as the Committee determines that to be in the Company’s best interest.

Accounting for Stock Based Compensation

Effective January 1, 2018, the Company adopted ASU No. 2017-09, “Compensation — Stock Compensation (Topic 718) — Scope of Modification Accounting.” The new standard clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. Modification accounting is required if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. We typically do not change either the terms or conditions of share-based payment awards once they are granted; therefore, the adoption of this new guidance had no impact on our consolidated financial statements.

Beginning on January 1, 2006, the Company began accounting for any stock-based awards or payments under its 2014 Stock Incentive Plan and prior stock option plan (the “SIPs”) in accordance with the requirements of FASB ASC Topic 718. In March 2016, FASB issued ASU No. 2016-09, “Compensation — Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which requires the tax effects related to share-based payments be recorded through the income statement and simplifies the accounting requirements for forfeitures and employers’ tax withholding requirements. ASU 2016-09 became effective for CBIZ on January 1, 2017.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended to the Board of Directors that it be included (or incorporated by reference as applicable) in the Company’s proxy statement.

Compensation and Human Capital Committee

Rick L. Burdick, Chairman Joseph S. DiMartino Sherrill W. Hudson Todd J. Slotkin Benaree Pratt Wiley

COMPENSATION RISK ASSESSMENT

The Compensation and Human Capital Committee again conducted a full review of the compensation policies and practices of the Company in order to determine if these factors are reasonably likely to have a material adverse effect on the Company. It was the Committee’s conclusion, after careful consideration of all the information presented, that CBIZ’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CBIZ has a policy that prohibits pledging or hedging of Company shares by officers or directors. CBIZ also has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer, and recommending the CEO maintain stock valued at a multiple of five times his base salary. Other SMG members, including the remaining Named Executive Officers, are recommended to maintain between two and three multiples of base salary. New appointees to the Board and new members of the SMG are permitted variances from these standards provided they accumulate shares following their appointment.

Clawback Policy

In February 2018, the Compensation and Human Capital Committee and the Board adopted a recoupment policy for compensation paid to certain executive officers, including our NEOs. That policy applied throughout 2022. The Company’s Board of Directors may, in appropriate circumstances following an assessment and recommendation by the Compensation and Human Capital Committee, require disgorgement of certain payments to an officer, including the Named Executive Officers identified in our proxy statements, where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (2) the Compensation and Human Capital Committee determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.

In each such instance, following an assessment of the executive officer’s accountability for the loss and to the extent practicable and for the applicable look-back period, the Compensation and Human Capital Committee, in its discretion, may then recommend that the Board take such actions as it deems necessary or appropriate, in its discretion, to address the events that gave rise to the restatement, to prevent its recurrence, and to recoup appropriate amounts from the individual executive officer. Such actions may include, to the extent permitted by applicable law: (1) requiring the executive officer to repay some or all of any bonus or other incentive compensation paid; and/or (2) requiring the executive officer to repay any gains realized on the exercise of stock options, the vesting of RSUs and PSUs or on the open-market sale of vested shares; and/or (3) canceling some or all of the executive officer’s restricted stock, RSUs, PSUs or deferred stock awards and outstanding stock options; and/or (4) adjusting the executive officer’s future compensation; and/or (5) terminating or initiating legal action against the executive officer.

The Compensation and Human Capital Committee will continue to review this clawback policy and amend it as necessary, consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other applicable federal acts, and related regulations as statutes or regulations are adopted and become effective.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Stock Awards[2] ($) (e)	Non-Equity Incentive Plan Compensation[3] ($) (g)	All Other[4] Compensation ($) (i)	Total ($) (j)
Jerome P. Grisko, Jr. PEO, CEO & President	2022	943,750	2,163,082	1,518,300	257,251	4,882,383
	2021	905,208	2,238,268	1,676,700	232,225	5,052,401
	2020	884,375	1,868,678	810,648	224,935	3,788,636
Ware Grove PFO, SVP, CFO	2022	501,044	935,388	619,655	31,888	2,087,975
	2021	487,037	967,912	697,104	31,215	2,183,268
	2020	475,288	808,086	327,033	30,989	1,641,396
Chris Spurio President, Financial Services	2022	569,250	947,664	616,007	11,354	2,144,275
	2021	557,292	980,566	693,000	10,679	2,241,537
	2020	528,125	818,644	327,096	10,317	1,684,192
Michael Kouzelos President, B&I Services	2022	486,658	857,242	526,630	11,354	1,881,884
	2021	473,054	886,978	592,452	10,679	1,963,163
	2020	461,638	740,518	279,637	10,317	1,492,110

(1)	Base salary amounts shown above represented actual salary earned during the year, reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions).
(2)

Represents the grant date fair value of RSUs and target PSUs as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until RSU restrictions lapse or PSUs are vested. See 2022 Grants of Plan-Based Awards table for the awards to which these values relate, p. 55. The assumptions used in calculating these amounts are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements, set forth in the Form 10-K for the fiscal year ended December 31, 2022, as filed on February 24, 2023.

(3)

This column reflects amounts paid to each Named Executive Officer in February 2023, 2022 and 2021 and represents amounts earned pursuant to the EIP for 2022, 2021 and 2020, in each case, adopted by the Compensation and Human Capital Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2019 OIP. See “Compensation Discussion and Analysis–CBIZ Annual Executive Incentive Plan” beginning on page 35.

(4)	See Fiscal Year 2022 All Other Compensation table, below.

Fiscal Year 2022 All Other Compensation

Name	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)		Company Contributions to 401(k) Plans ($)	Automobile Adjustments & Car Service ($)		Tax Gross-Up Reimbursement ($)	Total ($)
Jerome P. Grisko, Jr	118,064	[1]	2,204	[2]	9,150	15,089	[3]	112,744	257,251
Ware Grove	—		2,204	[2]	9,150	11,119	[3]	9,415	31,888
Chris Spurio	—		2,204	[2]	9,150	—		—	11,354
Michael Kouzelos	—		2,204	[2]	9,150	—		—	11,354

(1)	Life insurance premium for policy required under employment contract, plus annual club dues.
(2)

Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)	Leased auto adjustment.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Grisko, our CEO. Mr. Grisko had fiscal 2022 annual total compensation of $4,882,383 as reflected in the Summary Compensation Table included in this proxy statement. We estimate that the annual total compensation for our median employee was $80,687 for 2022. We determined our median employee by using 2022 W-2 wages for all CBIZ employees other than our CEO. We selected December 31, 2022, as the date upon which we would identify the median employee. Only seasonal and other workers with no 2022 compensation were excluded from the calculation. Once we identified our median employee, we combined all elements of that employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K to determine the median employee’s annual total compensation. Mr. Grisko’s 2022 total annual compensation was approximately 60.5 times that of the annual total compensation for our median employee.

Pay vs. Performance Comparison
As discussed in the Compensation Discussion & Analysis above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of the Company’s financial, operational, and strategic objectives, and to align our executive p ay with
key metrics that we have identified as a result of discussions with our shareholders in the course of our ongoing investor relations program. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2022, 2
021 and
2020.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for non-PEO NEOs (3)	Average Compensation Actually Paid to non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($Mn)	Basic EPS
					Company Total Shareholder Return	Peer Group Total Shareholder Return (5)
2022	$4,882,383	$9,764,850	$2,038,048	$4,101,128	$173.78	$141.01	$105.35	$2.05
2021	$5,052,401	$9,612,920	$2,129,323	$4,100,152	$145.10	$163.92	$70.89	$1.35
2020	$3,788,636	$2,915,886	$1,605,899	$1,220,149	$98.70	$117.75	$78.30	$1.44

(1)
The dollar amounts reported are the amounts of total compensation reported for our CEO in the Summary Compensation Table for fiscal years 2022, 2021 and 2020. Mr. Grisko served as CEO for each of the years presented.

(2)
The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO during the applicable year, but also include the adjustments set out in the
Compensation Actually Paid to the PEO Table below.

(3)
For 2022, 2021, 2020 reflects compensation information for our NEOs, other than our CEO, as described in the CD&A and portions of this proxy statement. Messrs. Spurio, Kouzelos and Grove served as non-CEO
NEOs for each of the years presented.

(4)
The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our NEOs other than our CEO during the applicable year, but also include the adjustments set out in the
Compensation Actually Paid to the
Non-PEO
NEOs Table below.

(5)
Reflects cumulative total shareholder return on investment of $100 as of the beginning of each measurement period of the Company Peer Group (constituent companies defined on p. 32), as described in the CD&A of the proxy statement for each applicable year.

To calculate the amounts in the “Compensation Actually Paid to PEO” column in the table above, the following amounts were deducted from and added to (as applicable) our CEO’s “Total” compensation as reported in the Summary Compensation Table (“SCT”):

Compensation Actually Paid to the PEO Table	2022	2021	2020
Total Compensation for CEO as reported SCT for the covered year	$4,882,383	$5,052,401	$3,788,636
Deduct pension values reported in SCT for the covered year	$0	$0	$0
Deduct grant date fair value of equity awards reported in SCT for the covered year	$2,163,081	$2,238,269	$1,868,678
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	$0	$0	$0
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$2,658,456	$3,182,881	$1,931,088
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$0	$0	$0
Add dividends paid on unvested shares/share units and stock options	$0	$0	$0
Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	$4,503,936	$2,623,284	($76,019)
Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	($116,844)	$992,623	($859,140)
Subtract the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	$0	$0	$0
Compensation Actually Paid to CEO	$9,764,850	$9,612,920	$2,915,886

To calculate the amounts in the “Average Compensation Actually Paid to
Non-CEO
NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average of the “Total” compensation of our non-CEO
named executive officers for each applicable year, as reported in the SCT for that year:

Compensation Actually Paid to the Non-PEO NEOs Table	2022	2021	2020
Total Compensation for Other NEOs as reported SCT for the covered year	$2,038,048	$2,129,323	$1,605,899
Deduct pension values reported in SCT for the covered year	$0	$0	$0
Deduct grant date fair value of equity awards reported in SCT for the covered year	$913,432	$945,152	$789,083
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	$0	$0	$0
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$1,122,620	$1,344,033	$815,437
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$0	$0	$0
Add dividends paid on unvested shares/share units and stock options	$0	$0	$0
Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	$1,901,872	$1,127,484	($33,856)
Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	($47,979)	$444,464	($378,248)
Subtract the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	$0	$0	$0
Compensation Actually Paid to Other NEOs	$4,101,128	$4,100,152	$1,220,149
Pay for Performance Alignment
The following table identifies the four most important financial performance measures used by our Compensation Committee to link the “compensation actually paid” (CAP) to our CEO and other NEOs in 2022, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the CD&A above.

Financial Performance Measures

Pre-Tax Earnings	Organic Growth in Revenue	Earnings Per Share	Adjusted Earnings Per Share	Total Growth in Revenue
Comparative Relationship Disclosure
The charts below reflect how the CAP over the three-year period ended December 31, 2022, generally aligns well over the overall period to trends in the Company’s TSR, net income and basic EPS results. The first chart demonstrates that the Company’s TSR was very closely aligned with the Company’s CAP to the CEO and the remaining NEOs over each of 2020, 2021 and 2022. The Company experienced strong growth in its stock price over the cumulative period. The remaining two charts indicate that while CEO and NEO CAP were correctly aligned with net income and basic EPS results in 2020 and 2022, the CAP data was lower than expected given the strong Company performance in 2021.    Peer Group TSR was more volatile over the three-year period and did not show the steady increase that is reflected in the results of the Company TSR. As such, the CEO and NEO CAP increases did not correspond to the Peer Group TSR. Company TSR proved to be a much more valid comparator for the CAP figures throughout the three-year period.

Employment or Other Agreements
On September 1, 2016, the Compensation and Human Capital Committee of the Board entered into a new employment agreement with CEO Jerome P. Grisko, Jr. The terms of this agreement require the following: (1) base salary of not less than $642,000; (2) participation as CEO in any EIP authorized by the Compensation and Human Capital Committee, including the 2017 EIP under which the CEO is eligible for a Base Target Award of 80% of his base pay, an Individual Performance Award of 30% of his Base Target Award, as well as Target Multipliers that increase or decrease the Base Target Award depending on the Company’s achievement of earnings per share and organic revenue growth targets; (3) eligibility for equity compensation grants valued at no less than 80% of the grant date fair value of the grants awarded to the CEO on May 10, 2016; (4) reimbursement or payment of premiums sufficient to fund an ongoing death benefit life insurance policy; (5) payment of club membership fees and dues to a private club of his choosing; (6) payment of tax gross-up
fees related to the life insurance policy and club membership fees; (7) inclusion of “double-trigger” provisions for compensation to be paid in various events of termination, including but not limited to (a) in the event of a Termination by the CEO with Good Reason (as defined in the CEO’s employment agreement) related to a change in control, compensation in the amount of three times the sum of the CEO’s then current Base Salary plus Average Bonus, and (b) in the event of a termination by the Company without Cause or by the CEO with Good Reason not related to a change in control, compensation in the amount of two times the sum of the CEO’s then current Base Salary plus Average Bonus; (8) acceleration of the vesting of equity grants in the event the CEO is terminated by the Company without Cause or by the CEO for Good Reason; (9) continued participation for two years in CBIZ health and welfare benefit plans following termination; (10) receipt at termination other than for cause of title to any company vehicle then in use by the CEO; (11) restrictions on payments to the CEO related to compliance with IRS Sections 162(m) and 409A; and (12) imposition of non-disclosure,
non-interference,
and
non-disparagement
restrictive covenants on the CEO.
The CFO’s employment agreement, executed December 12, 2000 and amended November 22, 2010, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension, and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination for Good Cause (as defined in the CFO’s employment agreement). Severance would include (1) a cash payment equal to two times the sum of his current year base salary plus the average of his bonus payments for the prior three years, payable over a twenty-four month period, and (2) continued participation for two years in CBIZ health and welfare benefit plans, and (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year
non-compete,
and
one-year
employee, customer, and supplier
non-solicitation
and
non-interference
term, and (4) avoid disparagement of the Company. Mr. Grove’s employment agreement was further amended on March 30, 2017, to replace modified “single-trigger” terms with “double-trigger” provisions for compensation to be paid in various events of termination.
Both the President, Financial Services and the President, Benefits & Insurance Services are entitled to participate in the compensation programs available to the SMG and are subject to the restrictive covenants of their confidentiality and non-solicitation
agreements. Under the CBIZ Executive Severance Policy, Mr. Spurio and Mr. Kouzelos are entitled to one times the sum of their then current year base salary plus the average of their EIP and bonus payments for the prior three years if they are terminated other than for cause or in the event of a change in control.

2022 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payments Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jerome P. Grisko, Jr.	1-1-22	384,750	1,000,350	1,769,850	n/a	n/a	n/a	n/a	n/a
	2-11-22	n/a	n/a	n/a	14,186	28,372	56,744	28,372	2,163,082
Ware Grove	1-1-22	161,108	628,323	724,988	n/a	n/a	n/a	n/a	n/a
	2-11-22	n/a	n/a	n/a	6,134	12,269	24,538	12,269	935,388
Chris Spurio	1-1-22	160,160	624,624	720,720	n/a	n/a	n/a	n/a	n/a
	2-11-22	n/a	n/a	n/a	6,215	12,430	24,860	12,430	947,664
Michael Kouzelos	1-1-22	136,922	533,997	616,150	n/a	n/a	n/a	n/a	n/a
	2-11-22	n/a	n/a	n/a	5,622	11,244	22,488	11,244	857,242

(1)

Represents range of potential payouts under the EIP. All awards under the EIP are at risk; therefore, potential award is $0.00 for each participant if all minimum performance levels are not achieved. “Threshold” values assume lowest award possible assuming Company achieves minimum Pre-Tax and OGIR Targets and that no IPA is granted. “Target” values assume Company achieves Pre-Tax and OGIR Targets and that the IPA is granted. “Maximum” values assume Company achieves earnings sufficient to meet maximum TM for each Pre-Tax and OGIR Target and that the individual is awarded the maximum IPA.

(2)	Represents number of PSUs at minimum, target, and maximum award levels.
(3)	Represents number of RSUs.
(4)	Represents value of RSUs and PSUs on grant date.

At the 2019 Annual Meeting, the 2019 OIP was approved by the shareholders. The 2019 OIP and its predecessor SIPs give the Committee the sole authority to grant participants shares of CBIZ common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The 2019 OIP does not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. The 2019 OIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers, other members of the SMG, and other key employees throughout the Company.

Equity Grant Practices

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability, retirement, or change in control rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2019 OIP and the agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.

Management’s recommendations to the Compensation and Human Capital Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

Outstanding Equity Awards at 2022 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date*	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jerome P. Grisko, Jr.	n/a		n/a	n/a	28,372	[1]	1,329,228	28,372	[2]	1,329,228
	n/a		n/a	n/a	27,120	[3]	1,270,572	40,681	[4]	1,905,905
	n/a		n/a	n/a	12,095	[5]	566,651	36,285	[6]	1,699,952
	180,000	[7]	19.45	05-09-2024	n/a		n/a	n/a		n/a
Ware Grove	n/a		n/a	n/a	12,269	[1]	574,803	12,269	[2]	574,803
	n/a		n/a	n/a	11,728	[3]	549,457	17,592	[4]	824,185
	n/a		n/a	n/a	5,230	[5]	245,026	15,691	[6]	735,123
	75,000	[7]	19.45	05-09-2024	n/a		n/a	n/a		n/a
Chris Spurio	n/a		n/a	n/a	12,430	[1]	582,345	12,430	[2]	582,345
	n/a		n/a	n/a	11,881	[3]	556,625	17,822	[4]	834,961
	n/a		n/a	n/a	5,298	[5]	248,258	15,896	[6]	744,728
	75,000	[7]	19.45	05-09-2024	n/a		n/a	n/a		n/a
Michael Kouzelos	n/a		n/a	n/a	11,244	[1]	526,781	11,244	[2]	526,781
	n/a		n/a	n/a	10,747	[3]	503,497	16,121	[4]	755,269
	n/a		n/a	n/a	4,793	[5]	224,552	14,379	[6]	673,656
	72,000	[7]	19.45	05-09-2024	n/a		n/a	n/a		n/a

*	Options expire six years after the date of grant.
(1)	Grant of RSUs, dated February 11, 2022. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.
(2)

Target Grant of PSUs dated February 21, 2022. PSUs vest at the end of three years if the company achieves the pre-established goals for that period. The 2022 PSUs were weighted 70% based on achievement of an earnings per share (“EPS”) target for the 3-year period ending December 31, 2024, and 30% based on achievement of a total growth in revenue (“TGIR”) target for that same period.

(3)	Grant of RSUs, dated February 11, 2021. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.
(4)

Target Grant of PSUs dated February 21, 2021. PSUs vest at the end of three years if the company achieves the pre-established goals for that period. The 2020 PSUs were weighted 70% based on achievement of an earnings per share (“EPS”) target for the 3-year period ending December 31, 2023, and 30% based on achievement of a total growth in revenue (“TGIR”) target for that same period.

(5)	Grant of RSUs, dated February 27, 2020. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.
(6)

Target Grant of PSUs dated February 27, 2020. PSUs vest at the end of three years if the company achieves the pre-established goals for that period. The 2020 PSUs were weighted 70% based on achievement of an earnings per share (“EPS”) target for the 3-year period ending December 31, 2022, and 30% based on achievement of total growth in revenue (“TGIR”) target for that same period.

(7)

Grant of non-qualified options under the SIPs. Option vesting is time-based in increments of 25% on each of the four anniversaries following the grant date. Options expire after six years; grant date is six years prior to expiration date.

Option Exercises and Stock Vested in 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Jerome P. Grisko, Jr.	270,000	8,146,812	118,137	4,578,407
Ware Grove	85,000	2,505,373	53,398	2,072,204
Chris Spurio	75,000	2,251,904	53,998	2,095,377
Michael Kouzelos	72,000	1,726,452	48,310	1,874,043

(1)

This amount represents the total taxable compensation on the exercise of options or vesting of restricted shares, RSUs, and PSUs as applicable, prior to payment of taxes, commissions, transaction fees, and handling fees.

2022 Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
Jerome P. Grisko, Jr.	5,625	—	(947,328)	—	5,334,192
Ware Grove	110,028	—	(729,118)	—	4,918,026
Chris Spurio	—	—	—	—	—
Michael Kouzelos	—	—	(71,622)	—	327,812

(1)	Contributions are derived entirely from salary, bonus, and non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.
(2)

100% of these funds were amounts already otherwise reported in the Summary Compensation Table for 2022 and prior years, plus market earning on amounts contributed by the individuals listed. 0% of these funds are derived from registrant contributions.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100%, after taxes, of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 37 stock, bond and money market investment funds available during the year. The 2022 at-market rates of return of the investment choices available to participants ranged from -33.12% to 1.61%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Code Section 409A. There is no employer match in this program.

Potential Payments upon Termination or Change in Control

The table on p. 59 reflects the amount of compensation that would be payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination and retirement as defined in the 2019 OIP, involuntary not “for cause” termination, termination following a change in control and in the event of disability or death of the executive is shown. The Company does not have an early retirement plan, and the Named Executive Officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2022, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2022. Moreover, the amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested option or restricted share grants pursuant to the 2019 OIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimis monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks and are paid for by the Company. Thereafter, Named Executive Officers, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason		Voluntary Termination		Death		Disability
Jerome P. Grisko, Jr.	Severance Pay	4,570,432	[1]	6,855,648	[2]	n/a		n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a		—	[3]	n/a
	Disability Payments	n/a		n/a		n/a		n/a		345,000	[4]
	Option Acceleration	4,932,000	[5]	4,932,000	[5]	4,932,000	[6]	4,932,000	[6]	4,932,000	[6]
	RSU Acceleration	3,166,451	[7]	3,166,451	[7]	3,166,451	[6]	3,166,451	[6]	3,166,451	[6]
	PSU Acceleration	4,935,085	[7]	4,935,085	[7]	4,935,085	[6]	4,935,085	[6]	4,935,085	[6]
	Automobile	124,287	[8]	124,287	[8]	n/a		n/a		n/a
	2 Years Benefits Continuation	31,556	[9]	31,556	[9]	n/a		n/a		n/a
	Club Membership	35,123	[10]	35,123	[10]	n/a		n/a		n/a
Ware Grove	Severance Pay	2,102,790	[11]	2,102,790	[11]	n/a		n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a		—	[3]	n/a
	Disability Payments	n/a		n/a		n/a		n/a		211,039	[4]
	Option Acceleration	2,055,000	[12]	2,055,000	[12]	2,055,000	[6]	2,055,000	[6]	2,055,000	[6]
	RSU Acceleration	1,369,285	[13]	1,369,285	[13]	1,369,285	[6]	1,369,285	[6]	1,369,285	[6]
	PSU Acceleration	2,135,111	[13]	2,135,111	[13]	2,135,111	[6]	2,135,111	[6]	2,135,111	[6]
	2 Year Benefits Continuation	31,556	[14]	31,556	[14]	n/a		n/a		n/a
Chris Spurio	Severance Pay	1,117,368	[15]	1,117,368	[15]	n/a		n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a		—	[3]	n/a
	Disability Payments	n/a		n/a		n/a		n/a		231,600	[4]
	Option Acceleration	n/a		2,055,000	[16]	2,055,000	[6]	2,055,000	[6]	2,055,000	[6]
	RSU Acceleration	1,387,228	[6]	1,387,228	[17]	1,387,228	[6]	1,387,228	[6]	1,387,228	[6]
	PSU Acceleration	2,162,034	[6]	2,162,034	[17]	2,162,034	[6]	2,162,034	[6]	2,162,034	[6]
Michael Kouzelos	Severance Pay	955,248	[15]	955,248	[15]	n/a		n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a		—	[3]	n/a
	Disability Payments	n/a		n/a		n/a		n/a		206,702	[4]
	Option Acceleration	n/a		1,972,800	[16]	1,972,800	[6]	1,972,800	[6]	1,972,800	[6]
	RSU Acceleration	1,254,830	[6]	1,254,830	[17]	1,254,830	[6]	1,254,830	[6]	1,254,830	[6]
	PSU Acceleration	1,955,706	[6]	1,955,706	[17]	1,955,706	[6]	1,955,706	[6]	1,955,706	[6]

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.
(2)

Amount represents three times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)

Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each Named Executive Officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Officers also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)

Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each Named Executive Officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.

(5)

Value is calculated as the number of in-the-money options on December 31, 2022, multiplied by the difference between the closing price on the last trading day of 2022 and the exercise price for each share. Payable pursuant to CEO’s employment agreement.

(6)

The Compensation and Human Capital Committee may choose to accelerate vesting of equity grants in the event of a voluntary departure, a termination without cause, or a termination by the executive for good reason. If no acceleration is approved, this value would be $0. In the event of death and disability, equity grants are accelerated.

(7)

Value is calculated as the number of restricted shares, RSUs, or target number of PSUs held by executive on December 31, 2022, multiplied by the closing price on the last trading day of 2022. Payable pursuant to CEO’s employment agreement.

(8)

Kelly Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to the CEO for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(9)

Cost of maintaining benefits in which CEO was enrolled at the end of 2022 for period of two years. At the end of 2022, the CEO was also entitled to be enrolled in a life insurance program called for under the CEO’s employment agreement.

(10)	CEO’s employment agreement calls for payment of membership fees in a club of his choice. Amount stated is the annual membership fees and dues.
(11)

Amount represents two times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, payable over 24 months, pursuant to CFO’s employment agreement.

(12)

Value is calculated as the number of in-the-money, unvested options held by executive on December 31, 2022, multiplied by the difference between the closing price on the last trading day of 2022 and the exercise price for each share. Payable pursuant to CFO’s Amended Employment Agreement.

(13)

Value is calculated as the number of unvested restricted shares, RSUs or PSUs held by executive on December 31, 2022, multiplied by the closing price on the last trading day of 2022. Payable pursuant to CFO’s Amended Employment Agreement.

(14)

Represents payment for a period of two years, as required by CFO’s employment agreement, of the cost of CFO’s 2022 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(15)

Amount represents one times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, payable over 12 months, pursuant to the Company’s Corporate Executive Severance Policy.

(16)

Option awards are accelerated pursuant to the terms of the 2014 SIP and 2019 OIP. Value is calculated as the number of in-the-money options held by executive on December 31, 2022, multiplied by the difference between the closing price on the last trading day of 2022 and the exercise price for each share.

(17)

Value is calculated as the number of in-the-money restricted shares, RSUs or PSUs held by the executive on December 31, 2022, multiplied by the closing price on the last trading day of 2022. Payable pursuant to Compensation and Human Capital Committee action taken May 22, 2012, to accelerate pending restricted share grants to employees in the event of a change in control.

Director Compensation

For fiscal 2022, Non-Employee Director Compensation consisted of:

•	a $60,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•

a $25,000 Audit Committee Chair fee, a $15,000 Compensation and Human Capital Committee Chair fee, a $10,000 Nominating and Governance Committee Chair fee to the chairpersons of each respective committee, a Lead Director fee of $25,000, and a Non-Executive Chairman of the Board fee of $75,000;

•	a meeting attendance fee of $1,500 for each Board and committee meeting attended; and

•

an annual equity grant of approximately $120,000 worth of restricted shares (valued on grant date) to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation and Human Capital Committee each year. The equity grant is awarded upon passage of a resolution of the Compensation and Human Capital Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer and meeting attendance fees be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2022, the rates of return for these investment choices ranged from -33.12% to 1.61%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

2022 Director* Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2]		All Other Compensation ($)[3]	Total ($)
Rick L. Burdick	—		120,010	141,250	[4]	2,204	263,464
Michael H. DeGroote	76,500	[5]	120,010	—		2,204	198,714
Joseph S. DiMartino	82,500	[6]	120,010	—		2,204	204,714
Gina D. France	88,500	[7]	120,010	—		2,204	210,714
Sherrill H. Hudson	113,500	[8]	120,010	—		2,204	235,714
Richard T. Marabito	84,000	[9]	120,010	—		2,204	206,214
A.Haag Sherman	82,500	[10]	120,010	—		2,204	204,714
Todd J. Slotkin	88,500	[11]	120,010	—		2,204	210,714
Benaree Pratt Wiley	—		120,010	92,500	[12]	2,204	214,714

*

Director Jerome P. Grisko, Jr. also acts as CEO, and he received no additional compensation or awards in connection with his role as a director. Therefore, his compensation is not included in the 2022 Director Compensation Table and appears in the Summary Compensation Table at p. 48. Director Rodney A. Young was appointed to the Board on February 9, 2023 and did not receive any compensation from the Company during 2022.

(1)

Amount represents grant date fair value of 3,004 shares of restricted stock awarded to each non-employee director in 2022 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse.

(2)	No preferential payments are made by the Company to the participants of the Directors Deferred Compensation Plan.
(3)

Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SMG. Other than premium payments for this coverage, no Other Compensation is provided to Directors.

(4)

Contributions consist of annual retainer fee, Lead Director/Vice Chairman/Chairman fees, committee chair fee, and fees for attending meetings of the Board, Nominating and Governance Committee, and the Compensation and Human Capital Committee deposited into the director’s deferred compensation plan account. On December 31, 2022, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 4,873 shares.

(5)

Annual retainer fee and fees for attending meetings of the Board and the Nominating and Governance Committee. On December 31, 2022, the aggregate number of unvested restricted stock awards held by Mr. DeGroote was 4,873 shares.

(6)

Annual retainer fee and fees for attending meetings of the Compensation and Human Capital Committee, the Nominating & Governance Committee, and of the Board. On December 31, 2022, the aggregate number of unvested restricted stock awards held by Mr. DiMartino was 4,873 shares.

(7)

Annual retainer fee and fees for attending meetings of the Board, the Audit Committee, and the Nominating & Governance Committee. On December 31, 2022, the aggregate number of unvested restricted stock awards held by Ms. France was 4,873 shares.

(8)

Annual retainer fee, committee chair fees, and fees for attending meetings of the Board, the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Governance Committee. On December 31, 2022, the aggregate number of unvested restricted stock awards held by Mr. Hudson was 4,873 shares.

(9)

Annual retainer fee and fees for attending meetings of the Audit Committee and of the Board. On December 31, 2022, the aggregate number of vested option awards held by Mr. Marabito was 50,000 option shares and the aggregate number of unvested restricted stock awards held by Mr. Marabito was 3,004 shares.

(10)

Annual retainer fee and fees for attending meetings of the Audit Committee and of the Board. On December 31, 2022, the aggregate number of vested option awards held by Mr. Sherman was 50,000 option shares and the aggregate number of unvested restricted stock awards held by Mr. Sherman was 4,873 shares.

(11)

Annual retainer fee and fees for attending meetings of the Audit Committee, the Compensation and Human Capital Committee, and of the Board. On December 31, 2022, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 4,873 shares.

(12)

Contributions consist of annual retainer fee, committee chair fee, and fees for attending meetings of the Compensation and Human Capital Committee, the Nominating & Governance Committee, and the Board deposited into the director’s deferred compensation plan account. On December 31, 2022, the aggregate number of unvested restricted stock awards held by Mrs. Wiley was 4,873 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met, at the time of the transactions, and currently meet, these standards. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures, and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Directors of Internal Audit, General Counsel, or other members of management.

A number of the businesses acquired by the Company are located in properties owned indirectly by, and leased from persons employed by the Company, none of whom are members of the Company’s SMG. In the aggregate, we paid approximately $1.9 million during the year ended December 31, 2022, under such leases.

Michael H. DeGroote, a director of CBIZ, is an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the year ended December 31, 2022, was approximately $0.1 million.

Jerome Grisko, President and CEO of CBIZ, is a board member of Global Prairie PBC, Inc. (“Global Prairie”). Global Prairie performed consulting work for us during the year ended December 31, 2022, for which we paid approximately $0.2 million.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries and provide audit and attestation services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains administrative service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services thereunder is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2022 fiscal year, its officers, directors and 10% shareholders complied with all Section 16(a) filing requirements in a timely fashion, with the following exceptions: due to erroneous tax withholding calculations, the numbers of shares withheld to pay tax on the vesting of Performance Share Units awarded to NEOs Grisko, Grove, Spurio and Kouzelos reflected in Forms 4 filed for them on February 15, 2022 were incorrect. These errors were corrected as reflected in Forms 4/A filed for the NEOs on February 16, 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2022. All outstanding awards relate to our common stock. Numbers of securities are stated in thousands.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options (shares x 1000)		Weighted average exercise price of outstanding options ($)	Number of securities remaining available (x 1000) for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by shareholders	553	[1]	$21.03	2,378	[2]
Equity compensation plans not approved by shareholders	—		—	—
Total	553		$21.03	2,378

(1)	Awarded under the 2014 SIP. The weighted-average exercise price does not take PSU and RSU awards into account.
(2)

Includes reduction for currently issued restricted stock and assumes maximum payout of PSU grants. Also includes 826,077 shares of our common stock remaining available for purchase under the ESPP on December 31, 2022.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement distributed to the Shareholders prior to the 2024 Annual Meeting of Shareholders, a shareholder proposal, including the nomination of any director candidate, pursuant to SEC Rule 14a-8 under the Exchange Act must be received by CBIZ not later than November 29, 2023. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Additionally, if a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than CBIZ’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6801 Brecksville Rd., Door N, Independence, Ohio 44131, Attention: Corporate Secretary. With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2023 Annual Meeting of Shareholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 12, 2024, and the proponent complies with the other requirements set forth in SEC Rule 14a-4(c) under the Exchange Act. No shareholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

CBIZ is soliciting proxies and bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’ (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks, and other shareholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers, and employees of CBIZ may solicit proxies by personal interview, telephone, or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements and a Letter to Shareholders is being furnished to all shareholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. CBIZ will furnish or mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2022, to each shareholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

HOUSEHOLDING

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly, upon written or oral request, a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder or record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call CBIZ’s Corporate Secretary at 6801 Brecksville Rd., Door N, Independence, Ohio 44131, phone (216) 447-9000. If your shares are held in “street name,” you should contact your broker, bank, or other nominee who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials. Beneficial owners sharing an address who are receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact CBIZ’s Corporate Secretary at the address or telephone number above. If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Independence, Ohio
March 28, 2023

Appendix

Amendment No. 1 to the 2019 CBIZ, Inc. Omnibus Incentive Plan

This Amendment to the CBIZ, Inc. 2019 Omnibus Incentive Plan (the “Plan”), made pursuant to the right to amend reserved in Section 20.1 of the Plan, amends the Plan as follows, effective May 10, 2023, and following the effective date of a Form S-8A filed with the SEC:

1.	Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

4.1 Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under Section 4.3, the total number of Shares that may be the subject of Awards and issued under the Plan shall be 3,052,322. Such Shares may be authorized and unissued Shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options. Solely for the purpose of determining the number of Shares available for Awards under this Section 4.1, the number of shares available for issuance under the Plan shall be reduced by one (1.00) Share for every one (1.00) Share granted in respect of an Award, provided however that in the case of an Award that provides for a range of potential Share payouts the number of shares available for issuance under the Plan shall be reduced by the maximum number of Shares that may be paid under such an Award.

2.	In all other respects, the Plan will remain unchanged and in full force and effect.”

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 10, 2023. Online Go to www.envisionreports.com/CBIZ or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/CBIZ 2023 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board of Directors recommend a vote FOR all director nominees listed, FOR Proposals 2, 3 and 5, and for 1 YEAR on Proposal 4. 1. Election of Directors: + For Withhold For Withhold For Withhold 01—Richard T. Marabito 02—Rodney A. Young 03—Benaree Pratt Wiley For Against Abstain For Against Abstain 2. To ratify KPMG, LLP as CBIZ’s independent registered public 3. To conduct an advisory vote approving named executive officer accounting firm. compensation. 1 Year 2 Years 3 Years Abstain 4. To conduct an advisory vote on the frequency of an 5. To adopt an amendment to the 2019 CBIZ, Inc. Omnibus advisory vote on compensation. Incentive Plan. B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. 1PCF + 03S1GB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/CBIZ Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CBIZ qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q CBIZ, Inc. + Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting May 10, 2023 CBIZ, Inc. Headquarters Board Room 6801 Brecksville Rd., Door N Independence, Ohio 44131 Rick L. Burdick and Gina D. France, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CBIZ, Inc. to be held on May 10, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominees recommended by the Board of Directors, FOR items 2, 3 and 5, and for 1 YEAR on item 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address Please print new address below. +